Exhibit 10.73
DATED 25 May 2006
THE SHAREHOLDERS OF EQUITALK.CO.UK LIMITED and XFONE, INC.
AGREEMENT relating to the sale and purchase of EQUITALK.CO.UK LIMITED

INDEX

1 INTERPRETATION
2 AGREEMENT FOR SALE
3 PURCHASE CONSIDERATION
4 CONDITIONS
5 CONDUCT OF BUSINESS PENDING COMPLETION
6 ASSISTANCE PENDING COMPLETION
7 COMPLETION
8 COMPLETION ACCOUNTS
9 WARRANTIES BY THE VENDOR[S]
10 LIMITATIONS OF LIABILITY
11 PENSIONS
12 NAME
FUTURE ACTIVITIES
13 ASSIGNMENT
14 SUCCESSORS AND ASSIGNS
15 FURTHER ASSURANCE
16 TIME OF THE ESSENCE
17 CONFIDENTIALITY
18 ANNOUNCEMENTS
19 COSTS
20 TAX
21 AMENDMENTS
22 ENTIRE AGREEMENT
23 SURVIVAL OF OBLIGATIONS
24 RIGHTS OF THIRD PARTIES
25 NOTICES
26 COUNTERPARTS
27 GOVERNING LAW
28 JURISDICTION
SCHEDULE 1 The Vendors
SCHEDULE 2
Part 1 - The Company
Part 2 - The Subsidiaries
SCHEDULE 3 - The Intellectual Property
Part 1
Part 2
SCHEDULE 4
Part 1 - The Pension Scheme[s]
SCHEDULE 5 - The Properties
Part 1 - Freehold Properties
Part 2 - Leasehold Properties
Part 3 - Properties Subject to Leases and Licences
SCHEDULE 6 - Completion Documents
SCHEDULE 7. - The Warranties
SCHEDULE 8 - Warranty Limitations
SCHEDULE 9 - Positive Undertakings
SCHEDULE 10 - Negative Undertakings
SCHEDULE 11 - Basis for preparation of the Completion Accounts
CHEDULE 12 - TAX DEED
SCHEDULE 13 - Warranty Limitations
SCHEDULE 14 - Power of Attorney
SCHEDULE 15 - Purchaser Warranties
SCHEDULE 16 - Irrevocable Proxy
SCHEDULE 17 - Limitation on Purchaser Warranties

Agreed Form Documents

Service Agreements with John Burton and James Ruane

THIS AGREEMENT is made on 25 May 2006

BETWEEN:

(1)	THOSE PERSONS whose names are set out in Schedule 1 which expression shall include the legal personal representatives of any such persons (collectively the “Vendors” and individually a “Vendor”); and

(2)	XFONE, INC. a company incorporated under the laws of the State of Nevada, USA (the "Purchaser" or “Xfone”)

RECITALS:

(A)	The Company (as defined below) is a private company limited by shares incorporated in England and Wales, further information about which is contained in Part 1 of Schedule 2.

(B)	The Vendors are the beneficial owners of or are otherwise able to procure the sale and transfer, free from Encumbrances (as defined below), of the Shares (as defined below).

(C)	The Vendors have agreed to sell and the Purchaser has agreed to purchase all of their issued shares in the capital of the Company subject to and on the following terms and conditions.

(D)	Pursuant to Article 14 (as defined below), the Vendors can procure the sale to the Purchaser of the remaining shares in the share capital of the Company.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

In this Agreement unless the context otherwise requires:

“Abbreviated Accounts”

means the balance sheet of the Company made up as at the Balance Sheet Date and the profit and loss account of the Company for the period ended on the Balance Sheet Date prepared in accordance with s247B Companies Act 1985, and the notes, reports, statements and other documents which are annexed to the accounts of the Company concerned, a copy of which has been initialled by or on behalf of the parties for the purpose of identification;

“Agreement”

means this agreement and all schedules and recitals in and appendices to this agreement;

"AMEX"

means the American Stock Exchange;

"Article 14"

means Article 14 of the Articles of Association of the Company;

“Auditors”

means Hazlewoods LLP;

“Balance Sheet Date”

means 31 March 2005;

“Business”

means the telecommunications reseller business of the Company;

“CAA”

means the Capital Allowances Act 2001;

“Company”

means Equitalk.co.uk Limited, incorporated in England and Wales with registered number 03894765;

“Completion”

means completion of the sale and purchase of the Shares as contemplated in clause 7 of this Agreement;

“Completion Accounts”

has the meaning given to it in clause 8.1.1(b);

“Completion Date”

means the date on which Completion takes place;

“Completion Net Asset Value”

has the meaning given to it in clause 8.1.9;

“Conditions”

means the conditions precedent set out in clause 4;

“Confidential Information”

means all information or data of the Company in relation to the Business (in whatever medium stored) which is of a confidential nature including but without limitation, all business, financial, commercial, technical, operational, organisational, legal, management and marketing information, data, know how and trade secrets of the Company;

“Consideration Shares”

means the number of Purchaser Common Stock which are to be issued and allotted to the Vendors by the Purchaser pursuant to the provisions of Clause 3 having an agreed market value of US $1,100,000 determined using the weighted average price as reported on the website of the American Stock Exchange of the Purchaser Common Stock for the ten (10) trading days preceding the trading day immediately prior to the Completion Date (which weighted average price shall in no event be less than $2.50 per share or greater than $3.50 per share);

“Consideration Warrants”

means the number of Purchaser Stock Warrants which are to be issued to the Vendors by the Purchaser pursuant to the provisions of Clause 3 having an agreed value of $550,000 with the value calculated as at Completion Date assuming 90% volatility of the underlying Purchaser Common Stock pursuant to the Black Scholes option - pricing model.

“Disclosure Letter“

means the letter of even date from the Vendors to the Purchaser disclosing:

(a)	information constituting exceptions to the Warranties; and

(b)	particulars of other matters referred to in this Agreement;

"Dragged Along Shares"

Means the shares in the share capital of the Company which are the subject of Clause 4.1.2;

“Effective Time”

means the time of Completion;

“Encumbrance”

includes any interest of any person including, without prejudice to the generality of the foregoing, any fixed security, debenture, mortgage, charge, assignation, pledge, deposit by way of security, bill of sale, lease, hire-purchase, credit-sale and other agreements for payment on deferred terms, right to acquire, option, lien or right of pre-emption, security interest, title retention or other right of retention or any other security agreement or arrangement whatsoever;

“Event”

includes any act, omission, event or transaction and, without limitation, the receipt or accrual of any income profits or gains, the declaration making or payment of any distribution, the ownership of any asset membership of or ceasing to be a member of any group or partnership or any other association, death, any residence or change in the residence of any person for Tax purposes, the expiry of any period of time and Completion;

“Intellectual Property”

means all inventions (whether patentable or not), patents, utility models, designs (both registered and unregistered and including rights in semiconductor topographies), copyright, database rights, trade and service marks (both registered and unregistered) together with all applications for, rights to the grant of and extensions of the same, and all other intellectual and industrial property including but not limited to all similar or analogous rights throughout the world, in each case for the full term of the relevant right;

“Intellectual Property Rights”

means all Intellectual Property that is owned by the Company and used or proposed to be used by the Company in its businesses and including without limitation that listed in Part 1 of Schedule 3;

“Key Employees “

means John Burton and James Ruane.

“Licensed Rights”

means the Intellectual Property that is licensed to the Company.

“Management Accounts”

means the unaudited management accounts of the Company for the period from the Balance Sheet Date to the Management Accounts Date;

“Management Accounts Date”

means 31 March 2006;

“Net Asset Value Statement”

has the meaning given it in clause 8.1.1(b)

"Purchaser Common Stock"

means restricted shares of the common stock of Purchaser.

"Purchaser Stock Warrants"

means warrants convertible on a one to one basis into Purchaser Common Stock with a term of five (5) years, a strike price that is 10% above the closing price of the Purchaser Common Stock on the Completion Date with the Purchaser Common Stock into which the warrant is convertible is restricted stock.

“Properties”

means the serviced offices occupied by the Company at The Innovation Centre, Heyford Park;

“Purchaser’s Accountants”

means H. H. Burke & Company Limited of Britannia House 958 High Road London N12 9RY, United Kingdom;

“Purchaser’s Group”

means the Purchaser, any holding company of the Purchaser and/or any subsidiary of the Purchaser or of any holding company of the Purchaser;

“Purchaser’s Solicitors”

means Preiskel & Co LLP of 8-10 New Fetter Lane, London, EC4A 1RS.

“SDLT”

means Stamp Duty Land Tax introduced under the Finance Act 2003;

“SEC”

means the U.S. Securities and Exchange Commission.

“Service Agreements”

means the service agreements to be entered into upon Completion between the Purchaser and/or Swiftnet and each of John Burton and James Ruane in the agreed form;

“Shares”

means (a) collectively in relation to the Vendors, all the shares in the Company held by the Vendors to be sold under this Agreement; and (b) separately in relation to a Vendor, the shares in the Company held by that Vendor as specified in Schedule 1 and includes any rights of the holder attaching to, or accruing in relation to, those shares as at the date of this Agreement and the Completion Date;

"Swiftnet"

means Swiftnet Limited (registered No. 02469394) whose registered office is at Britannia House 960 High Road London N12 9RY, United Kingdom (a subsidiary of the Purchaser)

“Tax”

means any form of taxation, duty, impost, levy, tariff of any nature whatsoever whether of the United Kingdom, the United States or elsewhere whether or not any such taxation, duty, impost, levy or tariff arises in respect of actual deemed gross or net income profits, gains, value, receipt, payment, distribution, sale, purchase, disposal, use occupation, franchise, value added property or right and includes, without limitation, any withholding amount subject to PAYE or other amount of or in respect of any of the foregoing payable by virtue of any Tax Statute and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, impost, levy or tariff;

“TCGA”

means the Taxation of Chargeable Gains Act 1992;

“Taxes Act”

means the Income and Corporation Taxes Act 1988;

“Tax Authority”

means the HMRC and any other governmental, state, federal, principal, local government or municipal body or official whether of the United Kingdom, the United States or elsewhere in the world competent to impose, administer or collect Tax;

“Tax Deed”

means the deed in the form set out in Schedule 12;

“Tax Statute”

means any primary or secondary statute instrument, enactment, order, law, by-law, act, rule or regulation making any provision for or in relation to Tax including, for the avoidance of doubt any European Union directive or regulation;

“Tax Warranties”

means those Warranties set out in paragraph 10 of Schedule 7;

“TMA”

means the Taxes Management Act 1970;

“VATA”

means the Value Added Taxes Act 1994;

“VAT Regulations”

means the Value Added Tax Regulations 1995 (SI 1995/2518);

“Vendor‘s Solicitors”

means Gordons Partnership LLP of 22 Great James Street, London WC1N 3ES, United Kingdom;

“Warranties”

means the warranties set out in Clause 9 and Schedule 7;

“Warrantors”

means John Burton and James Ruane; and

“Working Capital Deficit”

means the total liabilities of the Company less current assets.

1.2	Interpretation and Construction

1.2.1. In this Agreement, unless otherwise specified or the context otherwise requires:-

(a) words importing the singular only shall include the plural and vice versa;

(b) words importing the whole shall be treated as including a reference to any part thereof;

(c) words importing any gender shall include all other genders;

(d) reference to a Schedule, Appendix, Recital, Clause or Paragraph is to the relevant schedule, appendix, recital, clause or paragraph of this Agreement;

(e) reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f) reference to any provision of law is a reference to that provision as modified or re-enacted from time to time except to the extent that any modification or re-enactment takes effect after the date of execution of this Agreement and has the effect of increasing or extending any obligation or liability or otherwise adversely affects the rights of any party to this Agreement ;

(g) reference to any statutory provision is a reference to any subordinate legislation made under that provision from time to time;

(h) reference to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.2.2. Headings used in this Agreement shall not affect its construction or interpretation.

1.2.3. Obligations and liabilities assumed by more than one person in this Agreement as a single party or otherwise are assumed jointly and severally unless otherwise specified.

1.3. Other references

In this Agreement a reference to:-

1.3.1. “in writing” or “written” includes faxes and any non-transitory form of visible reproduction or words but excludes electronic mail and text messaging via mobile phone;

1.3.2. a document being “in the agreed form” means that it shall be in the form agreed by the Vendor‘s Solicitors and the Purchaser’s Solicitors and signed or initialled by or on behalf of the Vendor and the Purchaser for identification prior to the Purchaser’s execution of this Agreement;

1.3.3. a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body of two or more of the foregoing (whether or not having separate legal personality and wherever incorporated or established);

1.3.4. a “business day” means any day which is not a Saturday, a Sunday or a public holiday in England or the United States;

1.3.5. a “subsidiary” means a subsidiary as defined in section 736 and 736A of the Companies Act 1985;

1.3.6. a “subsidiary undertaking“ means a subsidiary undertaking as defined in section 258 of the Companies Act 1985;

1.3.7. a “holding company “ means a holding company as defined in section 736 and 736A of the Companies Act 1985; and

1.3.8. any reference to a person being an “associate” of another shall be interpreted in accordance with section 435 of the Insolvency Act 1986, and a person shall be regarded as being “connected” or “associated” with any person which is an associate of his and with any company of which any director is an associate of his.

2.	AGREEMENT FOR SALE

2.1. Sale and Purchase

Subject to the terms and conditions of this Agreement, the Vendors shall sell, with full title guarantee, and the Purchaser shall purchase, as at the Effective Time, the Shares.

2.2. Waiver of rights

The Vendors hereby waive or agree to procure the waiver of any pre-emption rights which may exist in relation to the Shares pursuant to the articles of association of the Company or otherwise.

2.3. Simultaneous acquisition

On Completion the Purchaser shall not be obliged to complete the purchase of the Shares unless the purchase of all the Shares is completed simultaneously but completion of the purchase of some of the Shares shall not affect the rights of the Purchaser with respect to the others.

2.4. Covenants for title

Upon Completion the Vendors shall be deemed to have given to the Purchaser the same covenants in relation to the sale of the Shares as are implied by Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 (the “Act”) where a disposition is expressed to be made with full title guarantee except that s6(2) of the Act shall be excluded and s3(1) of the Act shall apply as if the words “other than” to the end of the sub-section were deleted therefrom.

3.	PURCHASE CONSIDERATION

3.1. Consideration

The consideration for the sale by the Vendors of the Shares shall be the issue to the Vendors of the Consideration Shares and Consideration Warrants.

3.2.
The Vendors hereby undertake to the Purchaser that, without the prior written consent of the Purchaser, they shall not sell, transfer or otherwise dispose of any of the Consideration Shares issued and allotted to them under this Agreement (or any interest in such shares) prior to the first anniversary of Completion.

3.3.
The Purchaser’s obligations in relation to the Consideration Shares and Consideration Warrants shall be satisfied by the issue of the Consideration Shares and Consideration Warrants set out in Clause 3.1 above to the Vendors in the numbers listed in Schedule 1.

3.4.	The Consideration Shares and Consideration Warrants are subject to the provisions set out in Schedule 13.

Piggyback Registration Rights

3.5.	The Purchaser covenants and agrees as follows:

3.5.1. For purposes of this Clause 3.5:

The term “Act” means the Securities Act of 1933 of the United States of America, as amended;

The term “Vendor” means any person owning or having the right to acquire Registerable Securities pursuant to this Agreement or any assignee thereof;

The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

The term “Registerable Securities” means the Purchaser Common Stock underlying the Consideration Warrants;

3.5.2. On the first occasion, after the expiry of one year from the date of issuance of the Consideration Warrants, that the Purchaser proposes to register any of its shares of common stock under the Act in connection with the public offering of such securities, the Purchaser shall, at such time, promptly (and in any event not less than 30 days before such registration will become effective) give each Vendor a written one-off notice of such intended registration, such written notice to be deemed effective if sent by fax or email to the Vendor’s Solicitors requesting them to notify all of the Vendors, and shall be deemed served the first business day after the date of the email or fax.

3.5.3. Upon the written request of any Vendor at any time within 10 days of the service of such notice, the Purchaser shall, at its own expense, use ommercially reasonable efforts to cause to be registered under the Act all of the Registerable Securities that any Vendor has requested to be registered.

4.	CONDITIONS

4.1. Conditions Precedent

Completion is in all respects conditional upon:

4.1.1. Purchaser's shareholders approving the transaction contemplated by this Agreement, if such approval is required by AMEX.

4.1.2. AMEX approving the issuance and listing of the Consideration Shares and the Purchaser Common Stock underlying the Consideration Warrants;

4.1.3. The Vendors having exercised their rights under Article 14 to require all those persons owning shares in the share capital of the Company to sell those shares to the Purchaser on the terms of this Agreement.

Satisfaction of Conditions

Each party hereby undertakes to the others that he will use all reasonable endeavours to procure that the Conditions set out in clauses 4. 1.1 to 4.1.3 are fulfilled on or prior to 60 days from the date of this Agreement (the “Long Stop Date”) and will promptly notify such fulfilment to the others in writing of the fulfilment of such Condition.

Notwithstanding the above, in the event that AMEX requires that the Purchaser's shareholders approve the transaction contemplated by this Agreement, the Long Stop Date shall be on or prior to 120 days from the date of this Agreement.

4.2. Waiver of conditions precedent

The Purchaser reserves the right to waive the Condition in clauses 4.1.3 provided that no such waiver shall be permitted if the failure to satisfy such condition would constitute a breach of applicable law.

4.3. Notification of anticipated failure

Each party shall notify the others immediately in writing on becoming aware of any matter which may give rise to a condition which they are obliged to satisfy not being fulfilled.

4.4. Failure to satisfy or waive conditions

If any of the Conditions has not been fulfilled or waived by the Long Stop Date (or such later date as may be agreed in writing by the parties) then, without prejudice to the accrued rights of the parties arising in respect of the any provisions of this Agreement, and except for the provisions of clauses 17 (Confidentiality), 18 (Announcements), 19 (Costs), 27 (Governing Law) and 28 (Jurisdiction), this Agreement shall cease to have effect.

5.	CONDUCT OF BUSINESS PENDING COMPLETION

5.1. Ordinary and usual course

The Warrantors undertake to the Purchaser that during the period from the date of execution of this Agreement until Completion the business of the Company shall be carried on in the ordinary and normal course and with a view to long term profit and so as to maintain the same as a going concern.

5.2. Specific pre-Completion restrictions

Without prejudice to the generality of clause 5.1 each of the Warrantors undertakes to the Purchaser that during the period between the date of execution of this Agreement and Completion shall:

5.2.1. comply with the undertakings set out in Schedule 9; and

5.2.2. procure that the Company complies with the undertakings set out in Schedule 10.

6.	ASSISTANCE PENDING COMPLETION

Pending Completion, the Warrantors shall procure:

6.1.	that the Purchaser and any persons authorised by it shall, upon reasonable notice, be allowed full access to the Property, books and records of the Company and the Vendors; and

6.2.	the supply of any information reasonably required by the Purchaser relating to the Company or the Vendors.

7.	COMPLETION

7.1. Date and place

Completion shall take place at the offices of the Purchaser’s Solicitors on the first Monday following the satisfaction of Clauses 4.1.1 (if applicable) and 4.1.2 and subject to Clause 4.2, Clause 4.1.3, save that if the Monday is a UK or a US public holiday, then on the next working day, or such later date as the parties may agree in writing.

7.2. Warrantors' obligations

At Completion the Warrantors shall:

7.2.1.	deliver, give or make available to the Purchaser the documents listed in Schedule 6 (Completion Documents);

7.2.2. procure that board meetings of the Company are held at which it shall be resolved that:

(a) each of the transfers in respect of the Shares be approved for registration and that, subject only to the transfers being duly stamped, the Purchaser shall be registered as the holder of the Shares concerned in the Company’s register of members and that share certificates in respect thereof be executed by the Company and delivered to the Purchaser;

(b) the resignations of James Ruane, David Abel Smith and Michael Cronk as directors and James Gordon as secretary of the Company be tabled and approved;

(c) Guy Nissenson and Abraham Keinan shall be appointed directors of the Company;

(d) Brad Marcus be appointed as the secretary of the Company;

(e) deliver bank mandate forms replacing all existing authorities relating to bank accounts and appointing such persons as the Purchaser may nominate to operate;

(f) the registered offices of the Company be changed to Britannia House 960 High Road London N12 9RY, United Kingdom;

(g) the Service Agreements be approved;

7.2.3.	repay to the Company all moneys owing as at Completion by the Vendors to the Company whether or not such sums are due for repayment;

7.2.4.
procure the discharge of all guarantees and like obligations given by the Company in respect of the obligations of any other person, other than the fixed and floating charges in favour of Barclays Bank plc;

7.2.5. execute the Tax Deed.

7.3. Purchaser’s obligations

At Completion the Purchaser shall, subject to compliance by the Vendors with the obligations set out in clause 7.2:

7.3.1.
allot and issue to the Vendors the number of Consideration Shares and Consideration Warrants set out opposite their names in Schedule 1 and deliver definitive certificates in respect of such securities to the Vendors' Solicitors (who are authorised to receive the same) and their receipt shall be sufficient discharge to the Purchaser.

7.3.2. execute the Tax Deed.

7.4. Sale of all Shares

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this Agreement and the Purchaser is reasonably satisfied that (i) it will acquire title to the Dragged Along Shares so that the Purchaser acquires the issued and to be issued share capital of the Company and (ii) (based upon the information supplied by the Warrantors in accordance with paragraph 5 of Schedule 9) the Working Capital Deficit will not be greater than the figure specified in Clause 8.2.1.

7.5. Failure to comply

7.5.1.
If in any respect the obligations of either party set out in this clause 7 are not complied with on the date specified in clause 7.1, the party not in default shall not be obliged to complete this Agreement and may (without prejudice to its rights under this Agreement):

(a) defer Completion to a date not more than forty eight (48) days after that date;

(b) proceed to Completion as far as practicable (but not including completion of some only of the Shares); or

(c) waive all or any of the requirements set out in clause 7.2 (if any of the Vendors is the defaulting party) or 7.3 (if the Purchaser is the defaulting party) at its discretion by means of a notice to that effect in writing served on the other.

7.5.2.
If, and only if, the party not in default shall have deferred Completion in accordance with clause 7.5.1(a) for a period of at least twenty one (21) days and the party in default is still unable to comply with the obligations in this clause 7 and Schedule 6 by such date then the party not in default may rescind this Agreement.

7.6. Continuing obligations

The Warranties and all other provisions of this Agreement in so far as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.

8.	COMPLETION ACCOUNTS

8.1. Preparation of Completion Accounts

8.1.1. The Purchaser shall procure that:-

(a) as soon as practicable following Completion (and, in any event, within ten (10) business days after Completion), a balance sheet for the Company as at the last day of the month before the month in which the Completion Date falls and a profit and loss account for the Company in respect of the period from the day immediately following the Balance Sheet Date to the Completion Date inclusive shall be prepared in accordance with the principles set out in paragraphs 1 to 5 of Schedule 11;

(b) the Auditors will, as part of their work on the audit for the period to 31 March 2006 be instructed to review such balance sheet and profit and loss account (together the “Completion Accounts”) and to issue a written statement of the net asset value of the Company as at the Completion Date as derived from the balance sheet (the “Net Asset Value Statement”); and

(c) as soon as practicable after the final form of the Net Asset Value Statement is issued by the Auditors, it shall be delivered to the Vendors and the Purchaser.

8.1.2. Unless within twenty (20) business days after receipt by the Purchaser of the Net Asset Value Statement pursuant to clause 8.1.1 the Purchaser notifies the Warrantors in writing of any disagreement or difference of opinion relating to the Completion Accounts and/or the Net Asset Value Statement, the parties shall be deemed to have accepted that the Completion Accounts and the Net Asset Value Statement are correct.

8.1.3. If within the period of twenty (20) business days referred to in clause 8.1.2 the Purchaser notifies the Vendors of any disagreement or difference of opinion relating to the Completion Accounts and/or the Net Asset Value Statement, the Warrantors and the Purchaser shall respectively use reasonable endeavours to resolve such disagreement or difference of opinion within twenty (20) business days after such notification.

8.1.4. If the Warrantors and the Purchaser are unable to reach agreement within twenty (20) business days after such notification, the matter in dispute shall be referred to the decision of an independent chartered accountant (the “Independent Accountant”) agreed between the parties or in the absence of such agreement appointed at the instance of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales.

8.1.5. The Independent Accountant shall act as expert and not as an arbitrator.

8.1.6. The Independent Accountant shall furnish the parties with a written reasoned decision within twenty (20) business days. The decision of the Independent Accountant shall be final and binding on the Vendors and the Purchaser.

8.1.7. The costs of the Independent Accountant shall be borne equally between the Vendors and the Purchaser (or as the Independent Accountant shall determine).

8.1.8. The Warrantors shall procure that the Auditors shall give the Purchaser and the Purchaser’s Accountants unrestricted access to all their working papers (with the right to take copies) during their review of the Completion Accounts and the Net Asset Value Statement at every location at which work on them is done and the Vendors agree that the Purchaser and the Purchaser’s Accountants shall be at liberty to disclose to each other any information and copies of any documents which they receive by virtue of this clause.

8.1.9. The net asset value of the Company as at the Completion Date (“Completion Net Asset Value”) shall be:-

(a) the net asset value of the Company as at the Completion Date as stated in the Net Asset Value Statement; or

(b) if the Purchaser notifies the Warrantors in accordance with clause 8.1.3 of any disagreement or difference of opinion relating to the Completion Accounts and/or the Net Asset Value Statement and such disagreement or difference of opinion is resolved in accordance with clause 8.1.3, the net asset value of the Company as at the Completion Date as stated in the Net Asset Value Statement adjusted to take account of any such disagreement or difference of opinion, as resolved; or

(c) if any matter is referred to the Independent Accountant in accordance with clause 8.1.4, the net asset value of the Company as at the Completion Date as stated in the Net Asset Value Statement adjusted to take account of any disagreement or difference of opinion (to the extent any such disagreement or difference of opinion is resolved in accordance with clause 8.1.3) and further adjusted to take account of any matter decided upon by the Independent Accountant.

8.2. Adjustment of Consideration

8.2.1. if the Completion Net Asset Value shows a Working Capital Deficit of greater than £114,647.83 Consideration Warrants and Consideration Shares granted to the Vendors to the extent of the excess above such figure shall forthwith be rendered null and void and the Vendors agree to sign any documentation that may be required to cancel such Consideration Warrants and Consideration Shares in such proportions as the Vendors shall agree between them or, failing agreement, pro rata to their shareholdings in the Company.

9.	WARRANTIES BY THE WARRANTORS & THE PURCHASER

9.1. Accuracy of warranties

Each of the Warrantors severally warrants to the Purchaser that, save as fairly disclosed in the Disclosure Letter, the Warranties are true and accurate in all material respects.

9.2. Updating to Completion

Each of the Warrantors further warrants and represents to the Purchaser that:

9.2.1. subject to clause 9.1, the Warranties will be true and accurate in all respects and not misleading in any respect at Completion as if they had been given again at Completion; and

9.2.2. if after the signing of this Agreement and before Completion any event shall occur or matter shall arise of which any of the Warrantors becomes aware and which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect in any respect at Completion the Warrantors shall immediately notify the Purchaser in writing fully thereof prior to Completion and shall make any investigation concerning the event or matter which the Purchaser may require.

9.3. Purchaser’s remedies

The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by:

9.3.1. completion of the purchase of the Shares;

9.3.2. the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies.

9.4. Knowledge of the Warrantors

Where any Warranty refers to the knowledge, information or belief of the Warrantors, they undertake that they have made full enquiry into the subject matter of the Warranty.

9.5. Information supplied to the Warrantors

9.5.1. No information supplied by or on behalf of any employee, agent or adviser of the Company to the Warrantors in connection with the Warranties or the preparation of the Disclosure Letter shall constitute a warranty or representation as to the accuracy of such information.

9.5.2. Each of the Warrantors hereby undertakes to the Purchaser to waive any claim which he may have against any employee, agent or adviser of the Company in respect of any information referred to in clause 9.5.1.

9.6. Reliance

The Purchaser has entered into this Agreement exclusively in reliance of the Warranties.

9.7. Payments under Warranties to be deemed reduction of consideration

Any amount payable under this Agreement for breach of the Warranties shall be deemed to be a reduction in the consideration payable for the Shares.

9.8. Right of Termination

If prior to Completion:

9.8.1. it shall be found that any of the Warranties have not been carried out or complied with to the Purchaser’s reasonable satisfaction or are otherwise untrue or misleading the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to Vendors to terminate this Agreement but failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser or its successors in title arising out of any breach of Warranty; or

9.8.2. any event shall occur (other than an event constituting or giving rise to a breach of any of the Warranties) which affects or is likely to affect adversely to a material degree the financial position or business prospects of the Company not being an event affecting or likely to affect generally all companies carrying on similar businesses in the United Kingdom, the Purchaser shall be entitled by notice in writing to the Vendors to terminate this Agreement; but the occurrence of such an event shall not give rise to any right to damages or compensation.

10.	LIMITATIONS OF LIABILITY

10.1. Limitation of Warrantors' liability

The provisions of Schedule 8 shall operate to limit the liability of the Warrantors under the Warranties save those Warranties set out in paragraph 1 of Schedule 7. The provisions of Schedule 17 shall operate to limit the liability of the Purchaser under the Purchaser's Warranties.

10.2. No limitation in case of fraud etc

The provisions of Clause 10.1 shall not operate to limit the liability of the Warrantors or Purchaser (as applicable) where the liability arises as a result of fraud on the part of any of the Warrantor of Purchaser (as applicable), the Company or any of the officers or employees of the Company, or any agents or representatives of the Company or where a matter has been deliberately concealed or withheld by any of the Warrantors or Purchaser (as applicable) or the Company or any of the officers or employees of the company or any of the agents or representatives of the Company.

11.	PENSIONS

The provisions of Part 2 of Schedule 4 confirm that there are no pension schemes that relate to the Company or any of its officers or employees other than the payment to each of the Key Employees of £4,500 per annum (which arrangement will terminate upon entry of the Service Agreements).

12.	NAME

12.1. Prohibition on use of name

Each of the Vendors undertakes that it shall not, and shall procure that no company in which he, she or it holds over 10% of the shares shall:

12.1.1. contain in their name or trade under a name including the words “Equitalk“ or any word or words which when read together imply that any such company or business is or may be connected in any way with the Company;

12.1.2. in any way hold themselves out as being in any way connected with the Company (other than the Key Employees); or

12.1.3. apply for registration of any trade mark or domain name that includes the words Equitalk or any word or words which when read together imply that any such company or business is or may be connected in any way with the Company or any word or words used in any trade mark or domain name owned or used by the Company or any member of the group.

FUTURE ACTIVITIES

12.2. Restrictions on Warrantors

For the purpose of assuring to the Purchaser the full benefit of the goodwill and connections of the Company each of the Warrantors agrees with the Purchaser that he will not:

12.2.1. at any time following Completion disclose to any person or use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, any Confidential Information except:

(a) where the Confidential Information concerned enters the public domain otherwise than as a result of a breach by the Warrantors of their obligations under this clause 12.2.1.; or

(b) if and to the extent that use or disclosure is made:

12.2.1.b.1.	in compliance with any requirement of law or regulation or pursuant to the order of a court of competent jurisdiction; or

12.2.1.b.2.	in response to a requirement of the regulations of a recognised stock exchange or any other applicable regulatory authority;

12.2.2. for a period of 12 months following Completion either on his own account or through any other person, so as to compete with the Business, directly or indirectly solicit, interfere with, or endeavour to entice away from the Purchaser any person who is immediately prior to Completion or has, during the two years preceding Completion, been a customer of the Company;

12.2.3. for a period of 12 months following Completion either on his own account or through any other person, directly or indirectly solicit, interfere with, or endeavour to entice away from the Purchaser any person who is immediately prior to Completion or has, during the two years preceding Completion, been an employee of the Company.

12.3. Severability

Each of the Warrantors agrees that they consider that the restrictions contained in this clause are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

12.4. Purchaser Warranties

The Purchaser warrants to the Warrantors that the Purchaser Warranties are true and accurate in all material respects.

13.	ASSIGNMENT

No party shall without the prior written consent of the other parties assign, transfer or otherwise delegate (in whole or in part) the benefit of or the rights or the obligations under this Agreement.

14.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and enure for the benefit of the successors and permitted assigns of the parties.

15. FURTHER ASSURANCE

The Vendors shall take all necessary steps and co-operate fully with the Purchaser (at the Purchaser's expense) to ensure that it obtains the full benefit of this Agreement and shall execute such documents and take such other steps (or procure other necessary parties to take such steps) as are necessary or appropriate for vesting in the Purchaser all its rights and interests in the Shares and the full benefit of this Agreement and in such regard, agree to execute the Power of Attorney set out in Schedule 14.

16.	TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

17.	CONFIDENTIALITY

17.1. Prohibition on disclosure

Each of the parties hereby undertakes with the others, that it shall preserve the confidentiality of, and not directly or indirectly use, otherwise than for the purposes of this Agreement, or disclose, details of the provisions or subject matter of this Agreement or any information obtained by such party about the other parties as a result of negotiating, entering into or performing its obligations under this Agreement except:

17.1.1. in the circumstances set out in clause 17.2 below; or

17.1.2. with the prior written consent of the party to whose affairs such confidential information relates.

17.2. Permitted disclosures

The circumstances referred to in clause 17.1.1 above are:

17.2.1. where the confidential information enters the public domain otherwise than as a result of a breach by any of the parties of its obligations in this clause 17;

17.2.2. if and to the extent that disclosure is made:

(a) in compliance with any requirement of law or regulation or pursuant to the order of a court of competent jurisdiction; or

(b) in response to a requirement of the rules and/or regulations of the SEC, AMEX or any other recognised stock exchange or applicable regulatory authority or regulatory or governmental or fiscal body (including any self-regulatory organisation);

(c) required by contractual obligations existing at the date hereof;

(d) required to vest the full benefit of this Agreement and any document to be executed pursuant to this Agreement in either party;

(e) disclosed only to the professional advisers, auditors, insurers or bankers of each party under suitable conditions of confidentiality; or

(f) the information was lawfully in that party’s possession prior to its disclosure to such party by the other party;

provided that any such information used or disclosable pursuant to this clause 17.2.2 (save for clauses 17.2.2 (a) and 17.2.2 (b)) shall, so far as reasonably practicable, be used or disclosed only after consultation with the non-disclosing parties.

17.3. No time limit

The restrictions contained in this clause 17 shall continue to apply after Completion without limit of time.

18.	ANNOUNCEMENTS

18.1. Prohibition on announcements

Subject to clause 18.2, and whether or not any restriction contained in clause 17 applies, no announcement or disclosure concerning the matters provided for in this Agreement shall be made or issued by or on behalf of the Vendors without the prior written approval of the Purchaser.

18.2. Exceptions

The provisions of clause 18.1 shall not apply to any matters required to be made:

18.2.1. in compliance with any requirement of law or regulation or pursuant to the order of a court of competent jurisdiction; or

18.2.2. in response to a requirement of the regulations of a recognised stock exchange or other applicable regulatory authority or regulatory or governmental or fiscal body (including any self-regulatory organisation).

18.3. No time limit

The restriction contained in this clause 18 shall continue to apply after Completion without limit of time.

19.	COSTS

All expenses incurred by or on behalf of the parties, including all fees of professional advisers employed by either of the parties in connection with the negotiation, preparation and execution of this Agreement shall be borne solely by the party which incurred them.

20.	TAX

20.1. Stamp duty

The Purchaser will be responsible for the payment of all stamp duty in respect of this Agreement and the carrying into effect of this Agreement.

21.	AMENDMENTS

21.1. Amendments

No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties. References in this Agreement to documents “in the agreed form” shall, where appropriate, be construed as references to such documents as so amended.

21.2. Waivers and remedies

21.2.1. The rights of each party under this Agreement:-

(a)	are in addition to and not exclusive of rights or remedies under any applicable law; and

(b)	may be waived only in writing and specifically.

21.2.2. Delay in exercising or non-exercise of any right or remedy under this Agreement is not a waiver of that right or remedy.

21.2.3. Partial exercise of any right or remedy under this Agreement shall not preclude any further or other exercise of that right or remedy or any other right or remedy under this Agreement.

21.2.4. Waiver of a breach shall not operate as a waiver of any subsequent breach.

22.	ENTIRE AGREEMENT

22.1. Entire agreement

This Agreement (together with the documents referred to herein):

22.1.1. shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement; and

22.1.2. supersedes and extinguishes any prior drafts, agreements and undertakings between the parties relating to such subject matter.

22.2. Fraud

This clause shall not exclude any liability which any party would otherwise have to the other or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

23.	SURVIVAL OF OBLIGATIONS

Notwithstanding Completion each and every right and obligation of the Purchaser and the Vendors under this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect.

24.	RIGHTS OF THIRD PARTIES

24.1. No third party rights

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce, or to enjoy the benefit of, any term of this Agreement.

25.	NOTICES

25.1. Writing

All notices between the parties with respect to this Agreement shall be in writing and signed by the party giving it.

25.2. Service

Any notice referred in clause 25.1, shall be served by delivering it:

25.2.1. by hand;

25.2.2. by sending it by first-class pre-paid post, recorded delivery, registered delivery or air mail; or

25.2.3. by fax,

to the address of the addressee set out below, or to such other address as the addressee may from time to time have notified for the purpose of this clause.

25.3. Deemed delivery

A notice shall take effect from the time received or, if earlier, the time of deemed receipt in accordance with this clause, unless a later time is specified in it. Notices shall be deemed to have been received:

25.3.1. if delivered by hand, on the day of delivery;

25.3.2. if sent by first-class pre-paid post, recorded or registered delivery two (2) business days after posting exclusive of the day of posting;

25.3.3. if delivered by air mail, five (5) business days after posting exclusive of the day of posting;

25.3.4. if sent by fax, at the time of transmission unless received after normal office hours in the place of receipt in which case it shall be deemed to have been received on the next business day in the place of receipt.

25.4. Proof of service

In proving service:

25.4.1. of delivery by hand, it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

25.4.2. by post, it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause; and

25.4.3. by fax, it shall be necessary only to produce the sender’s transmission slip bearing the addressee’s fax number showing the fax received by the addressee.

25.5. Addresses for notices

The addresses and fax numbers of the parties for the purposes of this clause are:

The Vendors

Address: c/o the Vendors’ Solicitors

For the attention of: James Gordon

Fax Number: 020 7421 9422

The Purchaser

Address: c/o Swiftnet, Britannia House 960 High Road London N12 9RY, United Kingdom

For the attention of: Abraham Keinan

Fax number: -020 8446 7010

With a copy to the Purchaser's Solicitors

25.6. Electronic transmission

25.6.1. Any notice given under this Agreement shall not be validly served if only sent by electronic mail, by text messaging via mobile phone or other electronic means other than fax.

25.6.2. The Vendors hereby acknowledge their consent to receive from Xfone materials which are sent from time to time to shareholders, such as Annual Report and Proxy Statement, via electronic mail. The E-mail addresses of the Vendors are set out in Schedule 1.

26.	COUNTERPARTS

26.1. Execution in counterparts

This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has signed at least one counterpart.

26.2. One Agreement

Each counterpart shall constitute an original of this Agreement but all counterparts shall together constitute one and the same agreement.

27.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England, without regard to conflicts of laws.

28.	JURISDICTION

In relation to any legal action or proceedings arising out of or in connection with this Agreement, each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and the parties agree to only serve proceedings in the High Courts of Justice, Strand, London and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum.

IN WITNESS whereof this Agreement has been duly entered into as a deed on the date first above written

SCHEDULE 1

THE VENDORS

Equitalk Shareholders (Feb 06)

Name	Address	Number of Equitalk Shares	Value of Xfone Shares	Value of Xfone Warrants	Total	%
Abel-Smith, David	Quenington Old Rectory, Church Road, Quenington, Glos GL7 5BN	996	$21,018.30	$10,509.15	$31,527.45	1.91
Aird, James	Grange Farm, Evenlode, Moreton in Marsh, Glos GL56 ONT	187	$3,946.21	$1,973.10	$5,919.31	0.36
Aird, Lady M	Grange Farm, Evenlode, Moreton in Marsh, Glos GL56 ONT	312	$6,584.05	$3,292.02	$9,876.07	0.60
Aird, Rebecca	Grange Farm, Evenlode, Moreton in Marsh, Glos GL56 ONT	125	$2,637.84	$1,318.92	$3,956.76	0.24
Aird, Sir John	Grange Farm, Evenlode, Moreton in Marsh, Glos GL56 ONT	2,075	$43,788.13	$21,894.06	$65,682.19	3.98
Barrett, Norma	3 Aylesbury Road, Cuddlington, Bucks HP18 OBD	621	$13,104.78	$6,552.39	$19,657.18	1.19
Bell Group Pension Scheme	3 B Rowlands Hill, Wimborne, Dorset BH21 1Al	1,087	$22,938.65	$11,469.32	$34,407.97	2.09
Burton, Jennifer Susan	14 Distons Lane, Chipping Norton, Oxon OX7 5NY	621	$13,104.78	$6,552.39	$19,657.18	1.19
Burton, John Mark	14 Distons Lane, Chipping Norton, Oxon OX7 5NY	4,105	$86,626.64	$43,313.32	$129,939.95	7.88
Cantay Investments Limited	Cantay House, Park End Place, Oxford OX1 1JE	498	$10,509.15	$5,254.58	$15,763.73	0.96
Cary, John Lucius Arthur	c/o Seed Capital, Magdalen Centre, Oxford Science Park, Oxon OX4 4GA	2	$42.21	$21.10	$63.31	0.00
Cronk, Angela	11 Ashley Gardens, Ambrosden Avenue, London SW1P 1QD	1,039	$21,925.72	$10,962.86	$32,888.58	1.99
Cronk, JJT	Nutfield House, 66 Dry Hill, Park Road, Tonbridge, Kent TN10 3BX	325	$6,858.38	$3,429.19	$10,287.57	0.62
Cronk, Michael AJ	11 Ashley Gardens, Ambrosden Avenue, London SW1P 1QD	3,601	$75,990.87	$37,995.43	$113,986.30	6.91
Dennis, Arthur Jeremy Dyke	Donnington Manor, Moreton in Marsh Glos 56 OY3	375	$7,913.52	$3,956.76	$11,870.28	0.72
Dennis, Henry Dyke	Donnington Manor, Moreton in Marsh Glos 56 OY3	375	$7,913.52	$3,956.76	$11,870.28	0.72
Fast Guides Limited	PO Box 25, 30 Crodaun, Celbridge, Co Kildare, Eire	1,423	$30,029.16	$15,014.58	$45,043.74	2.73
Gill, Carol	42 Bushwood Road, Kew, Surrey TW9 3BQ	62	$1,308.37	$654.18	$1,962.55	0.12
Guerin, Charles & Jennifer	50 Farmers Way, Seer Green, Beaconsfield, Bucks HP9	27	$569.77	$284.89	$854.66	0.05
Hillyard, Pamela	3 B Rowlands Hill, Wimborne, Dorset BH21 1Al	26	$548.67	$274.34	$823.01	0.05
Jackson, John BH	c/o Mischcon de Reya, 21 Southampton Row, London WC1B 5HS	364	$7,681.39	$3,840.69	$11,522.08	0.70
Larpent Newton Holdings Ltd	Steane Grounds Farm, Steane, Brackley, Northants NN13 5NP	414	$8,736.52	$4,368.26	$13,104.78	0.79
Meiklejohn, Simon Donald	60 Beresford St., Bayswater, Auckland, New Zealand	1,130	$23,846.07	$11,923.03	$35,769.10	2.17
Mint House Nominees Limited	Mansion Court, 25 Watling St., London EC4M 9BR	686	$14,476.46	$7,238.23	$21,714.69	1.32
Nowshadi, Farshid & Maria	45 Montrose Avenue, Luton, Beds LU3 1HP	6	$126.62	$63.31	$189.92	0.01
Omnicom	Abacus Billing House, 2 Alexandra Rd, Reading, Berks. RG1 5PE	435	$9,179.68	$4,589.84	$13,769.52	0.83
Oxford Technology 2 VCT plc	c/o Seed Capital, Magdalen Centre, Oxford Science Park, Oxon OX4 4GA	10,461	$220,755.48	$110,377.74	$331,133.22	20.07
Oxford Technology 3 VCT plc	c/o Seed Capital, Magdalen Centre, Oxford Science Park, Oxon OX4 4GA	6,995	$147,613.48	$73,806.74	$221,420.21	13.42
Oxford Technology VCT plc	c/o Seed Capital, Magdalen Centre, Oxford Science Park, Oxon OX4 4GA	2,731	$57,631.51	$28,815.75	$86,447.26	5.24
Phelps, Roland	41 Frithwood Avenue, Northwood, Middlesex, HA6 3LY.	200	$4,220.54	$2,110.27	$6,330.81	0.38
Price, John Duncan	12 Georgian Way, Harrow, Middlesex, HA1 3LF	544	$11,479.88	$5,739.94	$17,219.81	1.04
Price, Jonathan	12 Georgian Way, Harrow, Middlesex, HA1 3LF	885	$18,675.90	$9,337.95	$28,013.85	1.70
Price, Rachel	12 Georgian Way, Harrow, Middlesex, HA1 3LF	885	$18,675.90	$9,337.95	$28,013.85	1.70
QTP (General Partner) Limited	St John's Innovation Centre, Cowley Rd, Cambridge CB4 0WS	517	$10,910.10	$5,455.05	$16,365.15	0.99
Ruane, James Joseph	3 Aylesbury Road, Cuddlington, Bucks HP18 OBD	4,076	$86,014.66	$43,007.33	$129,021.99	7.82
Vessey, Richard	3 B Rowlands Hill, Wimborne, Dorset BH21 1Al	3,915	$82,617.12	$41,308.56	$123,925.68	7.51

Total		52,126	$1,100,000	$550,000	$1,650,000	100

SCHEDULE 2

PART 1

THE COMPANY

(i) Directors:	The Key Employees, David Abel Smith, Michael Cronk
(ii) Secretary:	James Gordon
(iii) Registered Office:	22 Great James Street, London WC1N 3ES
(iv) Date of Incorporation:	15 December 1999
(v) Country of Incorporation:	England & Wales
(vi) Registered Number:	389 4765
(vii) Auditors:	Hazlewoods
(viii) Accounting Reference Date:	31 March
(ix) Charges:	In favour of Barclays Bank plc dated 10 April 2003 and 2 June 2003
(x) Authorised Share Capital:	1,000,000
(xi) Issued Share Capital:	52,126 shares of 10 pence

Part 2

The Warrantors warrant that the Company has no subsidiaries

SCHEDULE 3

THE INTELLECTUAL PROPERTY

Part 1

[NOTE: THIS SHOULD LIST ALL KEY INTELLECTUAL PROPERTY OWNED BY THE COMPANY]" INTELLECTUAL PROPERTY OWNED BY THE COMPANY

Registered Trade Mark 224 5490 for "Equitalk" in classes 38 and 41

The rights to the www.equitalk.co.uk domain name registration.

Part 2

ALL KEY INTELLECTUAL PROPERTY WHICH IS LICENSED TO THE COMPANY

MS Word

SCHEDULE 4

THE PENSION SCHEMES

The Warrantors represent that there are no occupational pension schemes nor personal pension plans in operation that relate to the Company’s officers or employees other than an annual contribution of £4,500 contributed to personal pensions of James Ruane and John Burton, such contributions to terminate with immediate effect at Completion.

SCHEDULE 5

THE PROPERTIES

Part 1

Freehold Properties and Leasehold Properties

There are no freehold properties nor leasehold properties.

Part 2

Properties Subject to Leases and Licences

The Warrantors warrant that the Company only has one licence in relation to a property and that licence is to use serviced offices, subject to termination on one month’s notice.

SCHEDULE 6

COMPLETION DOCUMENTS

1	Duly executed transfers of the Shares in favour of the Purchaser together with the relative share certificates.

2	Such waivers or consents as the Purchaser may require to enable the Purchaser to be registered as holder of the Shares.

3.	Power of attorney in the agreed form and the Tax Deed duly executed by the Warrantors.

4.
The resignations as deeds of each of (a) the Warrantors and Jennifer Burton as employees and (b) James Ruane, Michael Cronk,and David Abel Smith as directors of the Company in which each of them shall acknowledge in the agreed terms set out in Schedule 18 that he or she has no claims against the Company for compensation for loss of employment or office or otherwise.

5.
The resignation as a deed of James Gordon set out in Schedule 18 as the secretary of the Company in which he shall acknowledge in the agreed terms that he has no claims against the Company for compensation for loss of office or otherwise.

6.
All the statutory and other books of the Company (which shall be written up to date) together with its certificate of incorporation (and any certificate of incorporation on change of name) and common seals.

7.	The licence of serviced office space at The Innovation Centre,77 Heyford Park, Upper Heyford OX25 5HD

8.  The Service Agreements duly executed by John Burton (in the case of the Service Agreement in which he is named as a party) and by James Ruane (in the case of the Service Agreement in which he is named as a party).

9.
A copy of a new bank mandate of the Company drafted in accordance with Clause 7.2.2(g) revoking previous mandates and copies of statements of each bank account of the Company made up to a date not earlier than two business days before Completion.

10.	Certified copies of the board minutes of the Company in respect of the board meetings held pursuant to clause 7.2.2.

11.	Evidence of the due fulfilment of the conditions specified at clause 4.1.

SCHEDULE 7

THE WARRANTIES

1	AUTHORITY, CAPACITY AND TITLE

1.1. Authority and Capacity of the Warrantors

1.1.1. Each of the Warrantors has full power and authority to enter into and perform this Agreement and the Tax Deed and this Agreement and the Tax Deed when executed will constitute valid and binding obligations on each Warrantor, in accordance with their respective terms.

1.2. Ownership of the Shares

1.2.1. The Warrantors are entitled to negotiate and sell and transfer to the Purchaser the full legal and beneficial ownership of their Shares without the further consent of any third party.

1.2.2. No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no claims, charges, liens, equities or encumbrances on the shares of the Company.

2.	SUPPLY OF INFORMATION

2.1. Accuracy and adequacy of information disclosed to the Purchaser

All information contained in this Agreement and the Disclosure Letter was when given true, complete and accurate in all material respects and none of the Warrantors is aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information materially untrue, inaccurate or misleading.

2.2.	Copies of Abbreviated Accounts, the Management Accounts and Memorandum and Articles of Association

The copies of the Abbreviated Accounts, the Management Accounts and the memorandum and articles of association of the Company delivered to the Purchaser are complete and accurate copies of the originals thereof and, in the case of the memorandum and articles of association, contain full details of the rights and restrictions attaching to the share capital of the Company and have attached to them copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies for registration and all other resolutions passed by the Company or any class of members, other than resolutions relating to ordinary business at any annual general meeting of the Company.

3.	ACCOUNTS AND RECORDS

3.1. Latest Accounts

The Abbreviated Accounts have been prepared in accordance with the law and on a basis consistent with that adopted in preparing the Abbreviated Accounts for the previous two financial periods and in accordance with accounting principles, standards and practices generally accepted at the date of this Agreement in the United Kingdom so as to give a true and fair view of the state of affairs of the Company at the Balance Sheet Date and of the profits or losses for the period concerned and as at that date make:

3.1.1. appropriate provision for all actual liabilities;

3.1.2. proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; and

3.1.3. provision reasonably regarded as adequate for all bad and doubtful debts.

3.2. Extraordinary Items

The profits of the Company for the two years ended on the Balance Sheet Date as shown by the Abbreviated Accounts and the trend of profits thereby shown have not (except as disclosed in such accounts) been affected by inconsistencies in accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors or extraordinary items rendering such profits for all or any of such periods exceptionally high or low.

3.3. Book Debts

None of the book debts which were included in the Abbreviated Accounts or which have subsequently arisen have been outstanding for more than three months from their due dates for payment or have been released on terms that the debtor has paid less than the full value of his debt and all such debts have realised or will realise in the normal course of collection their full value as indicated in the Abbreviated Accounts or in the books of the Company after taking into account the provision for bad and doubtful debts made in the Abbreviated Accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

3.4. Accounting and Other Records

The statutory books, books of account and other records of whatsoever kind of the Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain adequate records of all matters required to be dealt with in such books and all such books and records. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies have been delivered or made.

3.5. The Management Accounts

The Management Accounts:

3.5.1. have been prepared in good faith with reasonable skill and care and on bases and principles which are consistent with those used in the preparation of the unaudited management accounts of the Company for the financial year ended on the Balance Sheet Date;

3.6. Changes since the Balance Sheet Date

Since the Balance Sheet Date:

3.6.1. the Company’s business has been carried on in the ordinary course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

3.6.2. the Company has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Abbreviated Accounts otherwise than in the ordinary course of carrying on its business;

3.6.3. the Company’s profits have not been affected by inconsistencies in accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors;

3.6.4. the Company has not entered into any unusual, long term or onerous commitments or contracts;

3.6.5. the Company’s business has not been materially and adversely affected by fluctuations in monthly sales figures in excess of £10,000 per month and the Warrantors have not received any notice of any facts which are likely to give rise to any such effects;

3.6.6. no dividend or other distribution has been declared, made or paid to the Company’s members;

3.6.7. the Company has not allotted or issued or agreed to issue any share or loan capital;

3.6.8. the Company has not made or received any surrender relating to group relief or the benefit of advance corporation tax; and

3.6.9. there has been no unusual increase or decrease in the level of the Company’s stock.

FINANCE

3.7. Borrowings

3.7.1. The amounts borrowed by the Company (as determined in accordance with the provisions of the relevant instrument) do not exceed any limitation on its borrowing contained in its Articles of Association or in any debenture or other deed or document binding upon it.

3.7.2. The Company has no outstanding loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Abbreviated Accounts or borrowed any money which it has not repaid, save for borrowings disclosed in the Disclosure Letter.

3.7.3. Full particulars of all bank accounts of the Company are contained in the Disclosure Letter including the credit or debit balances (reconciled to show all unpresented cheques) as of a date not more than two days prior to the date of this Agreement since which no payment has been made or instructed to be made out of, or cheques drawn on, such accounts.

3.7.4. Full particulars of all debentures, acceptance credits, overdraft, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter and there are attached to it accurate copies of all documents relating to such facilities and neither the Vendors nor the Company has done anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

3.8. Liabilities

There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company, other than those liabilities disclosed in the Abbreviated Accounts or which have arisen in the ordinary course of business since the date to which such accounts were prepared.

4.	BANK ACCOUNTS

Full written details of all bank accounts of the Company are contained in the Disclosure Letter, including copy statements of each account being not more than two days old, to Completion and together with details of all current outgoing standing orders, direct debits or similar instructions.

5.	INSURANCE

Full particulars of the insurances of the Company are contained in the Disclosure Letter and in respect of all such insurances:

5.1. all premiums have been duly paid to date;

5.2. full details of all claims outstanding or expected have been disclosed to the Purchaser.

6.	CONTRACTS

Full written details of all material current contracts of the Company (that is ones representing £10,000 per annum) and the standard terms and conditions for customers have been supplied to the Purchaser. All such contracts are on arms length terms and in the ordinary course of business and do not contain any change of control or similar provisions.

7.	CUSTOMERS

The entry into this Agreement will not result in the loss by the Company of any customer or supplier representing 5% or more of such company’s sales or purchases.

8.	LEGAL MATTERS

8.1. Litigation

Full details of all current claims made by or against the Company have been fully disclosed to the Purchaser. There are no circumstances likely to lead to any such claim which have not been disclosed to the Purchaser in writing.

8.2. Avoidable Transactions

The Company has not been party to any transactions which in the event of the insolvency of the Company could lead to such transaction being voidable or otherwise set aside.

8.3. Warranties and Indemnities

Full details of the Company’s terms and conditions of sale or warranty have been supplied to the Purchaser and no product has been supplied or sold or service provided on any other terms.

8.4. Directors and Officers

Details of the Company’s directors and other officers appear in Schedule 2 and none of such persons has at any time been bankrupt in any jurisdiction or subject to a disqualification order.

9.	EMPLOYEES, ETC

9.1. Full Particulars

Particulars of the start dates, notice periods, remuneration, benefits and other entitlements of all current employment or consultancy arrangements of the Company with any person are contained in the Disclosure Letter.

9.2. Pensions

There are no pension or similar schemes operated or proposed by the Company for any current or former employee and details of any sickness, accident, life cover, permanent health or other scheme currently available or offered to employees have been disclosed in writing to the Purchaser. There are no proposals to create any new, or enhance the current, such benefits for employees

9.3. Recent Terminations

No employment or consultancy arrangement of the Company has been terminated or become the subject of notice in the last six months.

10.	TAXATION MATTERS

10.1. Tax returns and compliance

10.1.1. The Company has submitted to all relevant Tax authorities by the requisite dates every computation return and all information for the purpose of Tax howsoever required and each such computation return and information was and remains true complete and accurate and leaves no material matter unresolved regarding the Tax affairs of the Company.

10.1.2. The Company has discharged every liability of or in respect of Tax (“Tax liability”) whether or not a primary liability of such company, due from such company directly or indirectly in connection with any event (which includes, without limitation, any act, omission, transaction or occurrence) occurring on or before Completion and the Company has sufficient cash resources to discharge any such Tax liability which has not been discharged before Completion and there is no Tax liability or potential Tax liability in respect of which the date for payment has been postponed by agreement with the relevant Tax authority or by virtue of any right under any Tax statute or the practice of any Tax authority.

10.1.3. The Company has properly made all deductions withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has accounted for all such deductions withholdings and retentions to each relevant Tax authority and complied with all its obligations under Tax statutes in connection therewith and without prejudice to the generality of the foregoing the Company has properly operated PAYE under Part II of the Income Tax (Earnings & Pensions) Act 2003 or any regulations made thereunder.

10.2. General provisions for tax

Full provision or reserve was made in the Abbreviated Accounts in respect of every Tax liability (including without limitation deferred Tax) for which the Company at the Balance Sheet Date was or may have been liable or accountable whether or not such Tax liability was or is a primary liability of such company and whether or not such company had has or may have any right of reimbursement against any other person.

10.3. Value Added Tax

10.3.1. The Company is registered as a taxable person for the purposes of VAT.

10.3.2. The Company:

(a) has complied in all material respects with all Tax statutes relevant to VAT and guidance published by all relevant Tax authorities in any form whatsoever and has made and maintained records and other documents appropriate or requisite for the purposes of such Tax statutes and guidance; and

(b) is not in arrears with any payment and has not failed to submit any return (fully and properly completed) or information required in respect of VAT and is not liable to any abnormal or non-routine payment or default surcharge or any forfeiture or penalty or subject to the operation of any penal provision.

10.4. Tax avoidance

The Company has never knowingly:

10.4.1. entered into, been party to or otherwise been concerned with any event as a result of which any provision of Part XVII Taxes Act applied applies or may apply;

10.4.2. been party to or concerned with any scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of or a reduction in liability to Tax.

10.5. Overseas dealings

10.5.1. The Company has always exclusively been resident in the UK for tax purposes and no circumstance or arrangement exists which would or may cause such company to cease to be resident in the UK for Tax purposes.

10.5.2. The Company does not have any subsidiary in the UK and has not at any time had any branch agency or establishment outside the UK or any interest in any non-resident body corporate or entity.

11.	ASSETS

11.1. Title to the Assets

All of the assets of the Company including all debts due to such company which are either included in the Abbreviated Accounts or have been acquired or become due since the Balance Sheet Date are the absolute property of the Company free from any Encumbrances.

11.2. Plant, Machinery and Computer Systems

The plant and machinery used by the Company and the computer systems operated by the Company have been regularly and properly maintained and are believed by the Warrantors to be adequate for the requirements of its business as presently carried on.

11.3. Intellectual Property

Details of any intellectual property or know-how rights which is owned by the Company have been fully disclosed in writing to the Purchaser and all such rights (including the rights to any domain names used and any software used in the computer systems) are either fully owned by the Company or are available for use pursuant to a written licence from a third party for an unlimited time without any requirement for the payment of fees.

12.
FREEHOLD AND LEASEHOLD PROPERTY The Company does not hold any leasehold property nor freehold property and the only property related rights and obligations are those set out in Schedule 5 in relation to a lease for serviced offices that can be terminated at no cost to the Company, subject to service of one month’s notice.

13.	Effect of Sale of the Shares

13.1.1. Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default under any agreement or instrument to which the Company is now a party or relieve any other party to a contract with the Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

14.	Dependence on Individual Suppliers or Customers

Neither more than 10% per cent of the aggregate amount of all the purchases, nor more than ten per cent of the aggregate amount of all the sales, of the Company are obtained or made from or to the same supplier or customer (including any person, firm or company in any way connected with such supplier or customer) nor is any material source of supply to the Company, or any material outlet for the sales of the Company, in jeopardy or likely to be in jeopardy.

15.	Commissions and Finder’s Fees

No one is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of shares in the Company.

16.	Joint Venture, Partnerships etc

The Company is not, and has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association and the Company is not and has not agreed to become a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

17.	Agency Agreements and Agreements Restricting Business

The Company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.

SCHEDULE 8

WARRANTY LIMITATIONS

1	LIMIT ON INDIVIDUAL RELEVANT CLAIMS

The Warrantors shall have no liability whatsoever in respect of any individual claim arising under the Warranties (a “Relevant Claim”) unless:

1.1.
the amount that would otherwise be recoverable from the Warrantors in respect of that Relevant Claim (the “Claim Amount”) exceeds £10,000 in which case the Warrantors shall be liable for the whole of the Claim Amount and not just the excess

1.2.
notice of the Relevant Claim (stating in reasonable detail, so far as known to the Purchaser, the nature of the Relevant Claim and, so far as practicable, the Claim Amount) has been given to the Warrantors:

1.2.1. on or before the first anniversary of Completion in the case of a Relevant Claim under the Warranties (other than the Tax Warranties);or

1.2.2. on or before the seventh anniversary of Completion in respect of any Relevant Claim under the Tax Deed or the Tax Warranties.

2.	MAXIMUM LIMIT FOR ALL RELEVANT CLAIMS

The aggregate liability each Warrantor in respect of all Relevant Claims shall not exceed the value of the Consideration Shares and Consideration Warrants received by him, such value to be measured at the date that a claim is admitted by the Warrantors or determined by a court.

To the extent that a Relevant Claim is validly made, the Warrantors may satisfy the obligation to pay the Purchaser by (i) forfeiting Consideration Warrants to the value of the claim (calculated on the Black Scholes method on the date a Relevant Claim is agreed or determined) and/or (ii) forfeiting the Consideration Shares or transferring the same to the Purchaser or as it may direct for no consideration.

3.	OTHER LIMITATIONS ON RELEVANT CLAIMS

The Purchaser shall not be entitled to make any Relevant Claim:

(a)
to the extent that provision or allowance for the matter or liability which would otherwise give rise to the claim in question has been taken into account in the Abbreviated Accounts and/or the Management Accounts; or

(b)	in respect of any matter fairly disclosed in any document specifically referenced in the Disclosure Letter; or

(c)	to the extent that the claim arises as a result of any changes made after Completion in the accounting policies or practices upon which the Company values its assets; or

(d)	to the extent that the claim arises directly or indirectly as a result of any voluntary act or omission by the Purchaser or any member of the Purchaser's Group; or

(e)
in respect of anything arising from any matter or thing of which any member of the Purchaser has received written notification that it could lead to a claim being made at the date of this Agreement; or

(f)	to the extent that any loss or liability is caused or increased by a failure to mitigate any loss suffered by it; or

(g)	it arises directly or indirectly as a result of:

(i)	the payment after the Completion Date of any unusual or abnormal dividend by the Company;

(ii)	the change after the Completion Date of the date to which Company makes up its accounts; or

(iii)	the cessation of any business carried on by the Company; or

(h)
it would not have arisen but for a change in legislation made after the date of this Agreement (whether relating to taxation, rates of taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by the HM Revenue & Customs or other taxation authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(j)
to the extent that the claim would have been recoverable under a policy of insurance had the Purchaser or the Company maintained in force insurance cover similar to that current for the business at the Completion Date; or

(k)	to the extent that the claim arises from the Purchaser's failure to perform its obligations under this Agreement,

and to the extent that any claim is increased as a result of any of the matters set out in this sub-clause, the Warrantors shall not be liable in respect of the amount by which any claim is so increased.

SCHEDULE 9

POSITIVE UNDERTAKINGS

The Warrantors shall:-

1	Maintenance of trade: use all reasonable endeavours to maintain the trade and trade connections of the Company;

2.
Notice to Purchaser: promptly give to the Purchaser full details of any material changes in the Business, financial position and/or assets of the Company or event, matter, thing or circumstances which may or does result in any breach of any of the provisions of clause 5 (Conduct of business pending Completion);

3.
Insurances: maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable than, those policies of insurance currently maintained by the Company, full details of which are attached to the Disclosure Letter;

4.
Intellectual Property Rights: maintain all Intellectual Property Rights including by the payment of all renewal, application and registration fees and diligently prosecute all applications comprised in the Intellectual Property Rights and take all necessary steps and action to defend the Intellectual Property Rights and the interests of the Company therein and provide details thereof to the Purchaser and notify the Purchaser of any third party claim of which the Company becomes aware in relation to the Intellectual Property Rights;

5.
Estimated Working Capital Deficit as at the date of this Agreement: provide the Purchaser with the Warrantors' reasonable estimate of the Working Capital Deficit as at the date of this Agreement and sufficient information on a weekly basis so that the Purchaser may form a reasonable view as to the likely change in the Working Capital Deficit between the date of this Agreement and the Completion Date.

SCHEDULE 10

NEGATIVE UNDERTAKINGS

The Company shall not:

1	Capital expenditure: incur any expenditure exceeding £5,000 in aggregate on capital account or enter into any commitments so to do;

2.
Borrowings: take or agree to take any loans, borrowings or other form of funding or financial facility or assistance, or enter into or agree to enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments;

3.	Grant of loans: grant or agree to grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person;

4.	Repayment of facilities: prematurely repay or prepay any loans, borrowings or other financial facilities or assistance made available to it;

5.	Banking transactions: make any payments out of or drawings on its bank account(s) other than routine payments made in the ordinary and usual course of business;

6.
Negative pledge: create or allow to subsist any Encumbrance other than in favour of Barclays Bank plc over any of its assets or its undertaking (otherwise than in the ordinary and usual course of its business) or grant or issue or agree to grant or issue any mortgages, charges, debentures or other securities for money or redeem or agree to redeem any such securities or give or agree to give any guarantees or indemnities;

7.
Contracts: make or agree to any amendment, variation, deletion, addition, renewal or extension to or of, or terminate or give any notice or intimation of termination of, or breach or fail to comply with the material terms of any contract or arrangement having a value of greater than £5,000 enter into any unusual or abnormal contract or commitment or enter into any contract other than on arms length terms and for full and proper consideration;

8.	Leasing and hire purchase: enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms;

9.	Joint ventures and partnerships: enter into or agree to enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

10.	Property: grant or agree to grant any lease or third party right, or vary the same, in respect of the Property or dispose of or agree to dispose of the same;

11.
Acquisitions: acquire or enter into any agreement to acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person or enter into any agreement or arrangement or permit any action whereby another company becomes its subsidiary or subsidiary undertaking;

12.
Disposal of assets: dispose of or agree to dispose of or grant any option in respect of or remove from the Property any of its assets, business or undertaking other than stock in the ordinary course of normal day to day trading;

13.	Insurances: permit any of its insurances to lapse or do any thing which would make any policy of insurance void or voidable;

14.
Litigation and Arbitration: institute, compromise, discontinue settle or agree to settle any legal or arbitration proceedings relating to the Business, save for debt collection in the ordinary course of business;

15.
Intellectual Property Rights: grant or modify or agree to terminate any rights or enter into any agreement relating to the Intellectual Property Rights or otherwise permit any of its rights relating to the Intellectual Property Rights to lapse;

16.	Liabilities to/from Company: incur any liabilities other than trading liabilities incurred in the ordinary course of business;

17.
Payments to Directors and Associates: save in respect of payment of a sum in aggregate of no more than £10,000 (exclusive of VAT) that does not cause the Company to exceed the Working Capital Deficit limit specified at Clause 8.2.1, pay or agree to pay any remuneration, management charge, fee or other sum to any Key Employee or any other person (other than remuneration properly accrued due or reimbursement of business expenses properly incurred, in each case as disclosed in the Disclosure Letter); or

18.
Policies and practices: manage its business otherwise than in accordance with its business and trading policies and practice to date as disclosed to the Purchaser in the Disclosure Letter, except as may be necessary to comply with any legislative changes or in any other way, depart from the ordinary and normal course of its day to day business either as regards the nature or scope or the manner of conducting the same.

SCHEDULE 11

BASIS FOR PREPARATION OF THE COMPLETION ACCOUNTS

The Abbreviated Accounts shall be prepared in accordance with UK General Accepted Accounting Practices (GAAP) standards.

SCHEDULE 12

TAX DEED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule 12 the following words and expressions have the following meanings:-

“Accounting Period”	has the meaning ascribed to it in section 12 of ICTA;
“Accounting Standards”	SSAPs, FRSs, UITF Abstracts, SORPs and all other generally accepted accounting principles applicable to a United Kingdom company;
“Actual Taxation Liability”
in relation to any person, a liability of that person to make a payment of or of an amount in respect of, Taxation, whether or not such Taxation is also or alternatively chargeable against or attributable to any other person and whether or not such Taxation has been discharged on or before Completion;

“Claim”
any assessment, notice, demand or other document issued or action taken by, or on behalf of, any Taxation Authority, or any self-assessment return, from which it appears that the Company is subject to, is sought to be made subject to, or might become subject to, any Taxation Liability;

“Customs”	H M Revenue & Customs;
“Default Rate”	4% above the base rate of HSBC Bank plc from time to time;
“Event”
any event, occurrence, transaction, act or omission (or any event, occurrence, transaction, act or omission which is deemed to take place for the purposes of any Taxation) including the sale and purchase of the Shares pursuant to this Agreement;

“Relief”
any loss, allowance, exemption, set-off, deduction, credit or other relief relating to any Taxation or to the computation of income, profits or chargeable gains for the purposes of any Taxation which has been or is (with the consent of the Warrantors) taken into account in the production of the Abbreviated Accounts, the Management Accounts and/or the Completion Accounts;

“Tax” and “Taxation”
(a)  all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere, payable to or imposed by any Taxation Authority; and

(b)  all charges, interest, penalties and fines incidental or relating to any Taxation falling within (a) above or to any failure to submit, or timely to submit, or to fail fully or accurately to complete any return, form, account or computation required by any Taxation Authority;

“Taxation Authority”
the Inland Revenue, Customs, the Inland Revenue National Insurance Contributions Office or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom or elsewhere competent to impose, assess or collect any Taxation;

“Taxation Liability”
in relation to any person, any Actual Taxation Liability or Deemed Taxation Liability of that person or any other liability of, or amount incurred by, or charged against, that person, in each case falling within any of paragraphs 2.1.1 to 2.1.6; and

“unavailability”	in relation to a Relief, the reduction, modification, claw- back, counteraction, disallowance or cancellation of, or failure to obtain, that Relief, and “unavailable” shall be construed accordingly.
1.2
In determining for the purposes of this part 1 of this Schedule 12 whether a charge on, or power to sell, mortgage or charge, any share or asset exists at any time, the fact that any Taxation has not become payable or may be paid by instalments shall be disregarded, and such Taxation shall be treated as becoming due, and the charge on, or power to sell, mortgage or charge as arising, on the date of the transfer of value or other Event as a result of, in respect of, or by reference to, which it becomes payable or arises.

1.3
For the purposes of paragraphs 1.5.2 and 3.1.4 the following Taxation Liabilities of any person shall be treated as arising otherwise than, or as a result of an act, omission or transaction otherwise than, in the ordinary course of trading of that person:-

1.3.1
any Taxation Liability of that person which is payable by or otherwise recoverable from that person by reason of the failure by any other person to pay or otherwise discharge any liability to Taxation;

1.3.2
any Taxation Liability of that person either arising under Part XVII of ICTA or arising in respect of any transaction or arrangement which includes any step having no commercial or business purpose apart from the reduction, avoidance or deferral of a liability to Taxation;

1.3.3
any Taxation Liability of that person arising in respect of any distribution (as defined in Part VI of ICTA) or deemed distribution made by that person, the creation, cancellation or re-organisation of any share or loan capital by that person, the making of any loan or advance by that person, the creation, cancellation, satisfaction, waiver or repayment of any intra-group indebtedness by that person or, in the case of a company, that company being, becoming or ceasing to be, or being treated as ceasing to be, related to any other person for the purposes of any Taxation;

1.3.4	any Taxation Liability of that person arising as a result of the application of any of the provisions of Schedule 28AA to ICTA;

1.3.5
any Taxation Liability of that person which arises by reason of, or is attributable to, the failure by that person to deduct or withhold any Taxation from any payment or, if due, to account to any Taxation Authority for any such Taxation;

1.3.6	any Taxation Liability of that person arising from any cessation, closure, rationalisation or reorganisation of any material part of any trade or business carried on by that person;

1.3.7
any Taxation Liability of that person which arises by reason of, or is attributable to, the disposal by that person of any asset in circumstances where the amount of the gain by reference to which that person is subject to Taxation exceeds the actual consideration received by that person for that disposal less the value attributed to that asset in the Accounts, in which case, the amount of that excess shall be treated as arising otherwise than, or as a result of an act, omission or transaction otherwise than, in the ordinary course of trading of that person; and

1.3.8	any Taxation Liability of that person arising by reason of any change in the date to which that person makes up its accounts.

1.4
Each of the following shall be treated, for the purposes of this part 1 of this Schedule 12, as arising as a result of an Event occurring on Completion otherwise than in the ordinary course of trading:-

1.4.1
any liability of the Company to income tax and/or national insurance contributions under the PAYE system either as a result of the disposal (or any thing leading to the disposal) of the Shares or the exercise of any options which are exercisable on or before Completion or become exercisable as a result of, or by reason of, the sale of the Company.

1.5
References in this part 1 of this Schedule 12 to any Event shall include any combination of two or more Events, and references to any Event occurring or being deemed for the purposes of any Taxation to occur on or before Completion shall include any combination of two or more Events, provided that, in that case, one or more of those Events shall occur or be so deemed to occur on or before Completion and those Events which shall occur after Completion shall have occurred:-

1.5.1	pursuant to a legally binding commitment entered into by, or on behalf of, the Company on or before Completion; and

1.5.2	otherwise than in the ordinary course of trading of the Company as carried on immediately before Completion.

1.6	References in this part 1 of this Schedule 12 to any person being related to any other person for the purposes of any Taxation shall include:-

1.6.1	that person having control (within the meaning of any of sections 416 (or any one or more subsections of that section), 767B(4) and 840 of ICTA) of that other person;

1.6.2	that person being connected (within the meaning of section 839 of ICTA) with that other person;

1.6.3	any other person having control (as defined in paragraph 1.6.1) of, or being connected (as defined in paragraph 1.6.2) with, that person and that other person;

1.6.4	that person being the holding company of that other person or being a subsidiary of either that other person or any other person of which that other person is also a subsidiary;

1.6.5
that person being a direct or indirect participant in the management, control or capital of that other person (for the purposes of schedule 28AA to ICTA), and so that where one person is related to another person each shall be regarded as being related to the other.

2.	Covenant

2.1
Subject to the limitations in Schedule 8, the Warrantors covenant with the Purchaser to forfeit Consideration Warrants and/or Consideration Shares to the Purchaser to a value equal to each of the following:-

2.1.1
any Actual Taxation Liability (not being inheritance tax nor any charges, interest, penalties and fines incidental or relating to inheritance tax) of the Company arising as a result of, in respect of, or by reference to:-

(a)	any Event occurring, or deemed for the purposes of any Taxation to occur, on or before Completion; or

(b)
any income, profits or chargeable gains (not falling within paragraph 2.1.1(a)) earned, accrued or received, or deemed for the purposes of any Taxation to be earned, accrued or received, on or before, or in respect of any period ending on or before, Completion (excluding any latent gain based on a re-valuation of the Company's goodwill);

2.1.2
any liability of the Company to pay or repay any other person (other than any Taxation Authority any amount under any agreement or other arrangement entered into on or before Completion relating to corporation tax and/or value added tax;

2.1.3
any Actual Taxation Liability of the Company (not otherwise falling within paragraph 2.1.1) which is the liability to Taxation of any other person and for which the Company is liable by reason of having been, at any time on or before Completion, related to:-

(a)	that other person for the purposes of any Taxation;

(b)	any person which is or has been at any time related to that other person for the purposes of any Taxation;;

2.1.4	any Taxation Liability of the Company in respect of PAYE and NICs in respect of the period prior to Completion.

2.1.5
all charges, interest, penalties and fines (not otherwise falling within paragraphs 2.1.1 to 2.1.5) incurred by or charged against the Company (whether in respect of periods before or after Completion) in respect of:-

(a)
any Taxation Liability (whether or not such Taxation Liability has been paid or otherwise extinguished) either arising on or before Completion or arising after Completion in the circumstances falling within paragraph 2.1.3; and

(b)	any default in relation to Taxation incurred or committed on or before Completion;

2.1.6
any reasonable costs and expenses incurred by the Purchaser or the Company (or any of them) (other than costs of any employee or officer of the Purchaser and/or the Company spending time on such matters) in connection with any such liability or amount as is referred to in any of paragraphs 2.1.1 to 2.1.6, or with any claim in respect thereof.

2.2	Any payments made pursuant to the Tax Covenant shall, so far as possible, be treated, as an adjustment to the consideration paid or payable for the Shares.

3.	Limitations

3.1	The Warrantors shall not be liable under the Tax Covenant in respect of any Taxation Liability of any person to the extent that:-

3.1.1
provision (not being a provision for deferred taxation) has been made for such Taxation Liability in the Abbreviated Accounts (including the notes to such Accounts) or in the Management Accounts or in the Completion Accounts; or

3.1.2	such Taxation Liability was paid or is shown in the Management Accounts as having been discharged or accrued; or

3.1.3	such Taxation Liability arises or is increased as a result of:-

(a)	the coming into force after Completion of, or any introduction or change after Completion in, any law, rule, regulation or published practice of any Taxation Authority of general application; or

(b)	any change after Completion in the rates of Taxation; or

3.1.4
such Taxation Liability would not have arisen but for any act, omission or transaction done, made or carried out by the Purchaser and the Company (or any of them) or any of their respective directors, employees or agents:-

(a)	on or before Completion, at the written request of the Purchaser; or

(b)	after Completion, where such act, omission or transaction was done, made or carried out:-

(i)	otherwise than as required by law or pursuant to a legally binding commitment of that person created on or before Completion; or

(ii)	otherwise than in the ordinary course of trading of that person as carried on immediately before Completion; or

3.1.5	the Purchaser or that person has received from any other person (other than the Company) a payment in respect of such Taxation Liability; or

3.1.6
such Taxation Liability would not have arisen but for a change in the accounting reference date or a change in the accounting policies or practices applying to, or in any way affecting, that person, introduced or having effect after Completion, other than a change which is required in order to comply with the Accounting Standards applying to that person;

3.2	The provisions of Schedule 8 shall apply to the Tax Covenant.

4.	Withholdings and Gross-Up

4.1
If, at any time, any applicable law, regulation or regulatory requirement requires the Vendors to make any deduction or withholding from any sums payable to the Purchaser under the Tax Covenant, the amount so due (and therefore the number of Consideration Warrants and/or Consideration Shares to be forfeited) shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

SCHEDULE 13

TERMS AND CONDITIONS RELATING TO THE CONSIDERATION SHARES AND CONSIDERATION WARRANTS

1.01 Investment Representation

(a)
The Vendors understand that the Consideration Shares and the Consideration Warrants to be issued pursuant to the terms of this Agreement have not been registered under the Securities Act of 1933 as amended (the "Securities Act") and the Purchaser Common Stock and Purchaser Stock Warrants are "restricted securities" as the term is defined in Rule 144 promulgated by the SEC under the Securities Act ("Rule 144") and the Vendors cannot resale any of the Consideration Shares and the Purchaser Common Stock underlying the Consideration Warrants before the first anniversary of the Completion Date, unless such shares are being registered under the Securities Act. In the absence of such registration, as of the first anniversary of the Completion Date and until the second anniversary of the Completion Date, the resale by the Vendors of the Consideration Shares and the Purchaser Common Stock underlying the Consideration Warrants will be permitted pursuant and subject to the conditions of Rule 144.

(b)
Each Vendor has been advised that the Consideration Shares and the Consideration Warrants (including the underlying Purchaser Common Stock) issued hereunder have not been and are not being registered under the Securities Act or under the Blue Sky laws of any jurisdiction, and that Purchaser in issuing such shares is relying upon, among other things, the representations and warranties of the Vendors contained in this Agreement including that such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

(c)	The Purchaser undertakes to comply with its periodic reporting requirements under the Securities Exchange Act of 1934.

(d)
If after the first anniversary of the issuance of the Consideration Shares and the Consideration Warrants, the consent of the Purchaser is required to remove the legend referred to in 1.02 of this Schedule in accordance with Rule 144, the Purchaser hereby agrees that in such circumstances consistent with the application of Rule 144, it shall not unreasonably withhold its consent.

1.02 Restrictions on Transfer

The Consideration Shares and the Consideration Warrants to be issued as consideration shall be characterized as "restricted securities" for purposes of Rule 144, and each certificate representing any of such securities shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND SUCH LAWS OR IN COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

1.03
Without prejudice to the conditions of Rule 144, save for transactions pursuant to paragraph 1.05 below, each Vendor agrees that the total number of Purchaser Common Stock sold by him/her in any one month period shall not exceed 2.5% of the average monthly trading volume of the Purchaser Common Stock for the month prior to the date in which sale takes place. Each Vendor agrees that this resale restriction shall apply to any Purchaser Common Stock owned by him or her, whether owned as part of the Consideration Shares or thereafter acquired for as long as either owns any Consideration Shares.

1.04	Irrevocable Proxy from Vendors. Each of the Vendors hereby agree to enter into an Irrevocable Proxy in the agreed form set out in Schedule 16.

1.05
Subject to clause 3.2 of the Agreement and notwithstanding paragraph 1.03 above, a Vendor shall be entitled to sell its Consideration Shares and/or Purchaser Common Stock underlying the Consideration Warrants on a matched bargain basis outside of AMEX.

Schedule 14

POWER OF ATTORNEY

The Vendors hereby irrevocably appoint the Purchaser as their attorney to sign, execute and deliver on its behalf all deeds and documents and to do all acts and things necessary to give effect to the terms of this Agreement and for vesting in the Purchaser the Shares and the full benefit of the Agreement.

Ratification of the attorney’s acts

The Vendors hereby ratify and confirm and undertake to ratify everything the Purchaser shall lawfully do or cause to be done in pursuance of the power of attorney granted above.

Executed as a Deed by:

The Vendors          }
                                    }

In the presence of }

DATE:

SCHEDULE 15

PURCHASER WARRANTIES TO THE WARRANTORS

1. The Purchaser

(a)	The Purchaser was incorporated in the state of Nevada on 1 September 2000 and was admitted to trading on AMEX on 8 June 2005.

(b)	At the date of this Agreement, the Purchaser has an authorised share capital of 25,000,000 shares of common stock, US$ .001 par value of which 9,195,568 have been issued and fully paid.

2. SEC Material

(a)
The Annual Report on Form 10-KSB dated 31 March 2006 filed with the SEC (the "SEC Material") is true and accurate in all material respects and not misleading in any material respect, and all statements, forecasts, estimates so supplied and all expressions of opinion, intention and expectation made in the SEC Material have been made on reasonable grounds after due and careful enquiry and are truly and honestly held and fairly based.

(b)
The SEC Material complies with the requirements of, and contains all information required by, the SEC, the AMEX or any other regulator to which the Purchaser is subject (collectively the "Regulations").

3. Litigation

Save as disclosed in the SEC Material, the Purchaser is not engaged in any pending legal or arbitration proceedings which are material or which may have or have had during the twelve months preceding the date hereof a material effect on the financial or trading position of the Purchaser and no such legal or arbitration proceedings are threatened against the Purchaser.

4 The Consideration Shares and the Consideration Warrants

(a)	Subject to the approval of AMEX, the Purchaser has power to allot and issue the Consideration Shares and Consideration Warrants to the Vendors.

(b)
The creation, allotment and issue of the Consideration Shares and Consideration Warrants in accordance with this Agreement will comply with the rules and regulations of the AMEX and all regulations made thereunder and all other relevant laws and regulations of the United States of America and elsewhere and all agreements or arrangements to which the Purchaser is a party or by which the Purchaser or its property is bound.

(c)
The creation, allotment and issue of the Consideration Shares and Consideration Warrants and the entering into and completion of this Agreement will not infringe or exceed any limits, powers or restrictions or the terms of any contract, obligation or commitment whatsoever of the Purchaser and/or its board of directors.

(e)
The Consideration Shares and Consideration Warrants will be allotted and issued free from all Encumbrances and will rank pari passu in all respects with the existing common stock in the share capital of the Purchaser.

5 Limitation on Purchaser Warranties

The Purchaser Warranties provided in this Agreement are subject to the limitations set out in Schedule 17.

SCHEDULE 16

IRREVOCABLE PROXY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Abraham Keinan, its true and lawful attorney, for it and in its name, place and stead, to act as its proxy in respect of all of the shares of common stock of Xfone, Inc. a Nevada based company (hereinafter referred to as the “Company”), which it now or hereafter may own or hold, including, without limitation, the right, on its behalf, to demand the call by any proper officer of the Company pursuant to the provisions of its by-laws, articles of association, memorandum of association or other organizational documents and as permitted by law of a meeting of its shareholders and at any meeting of shareholders, annual, general or special, to vote for the transaction of any and all business that may come before such meeting, or at any adjournment thereof, including, without limitation, the right to vote for the sale of all or any part of the assets of the Company and/or the liquidation and dissolution of the Company; giving and granting to his said attorney full power and authority to do and perform each and every act and thing whether necessary or desirable to be done in and about the premises, as fully as it might or could do if personally present with full power of substitution, appointment and revocation, hereby ratifying and confirming all that its said attorneys shall do or cause to be done by virtue hereof.

This Proxy is given to Abraham Keinan in consideration of the performance of the Agreement dated ________, 2006, by and between the undersigned and the Company, and this Proxy shall not be revocable or revoked by the undersigned and shall be binding upon his successors and assigns, provided, however, that this Proxy shall be null and void and shall have no force and effect, in respect of such shares (and no other securities) so sold by the undersigned in an arm’s length sale (in good faith) of the shares to a third party that is not an Affiliate (as defined below) or related party of the Company.

An “Affiliate” means (A) an entity in which the undersigned owns or has the right to own directly or indirectly equity and voting share or any other kind of interest or acts as an officer thereof, or has the right and power to direct the policy and management of such company; or (B) a trust or living will or trust in which the undersigned is a beneficiary thereof; or (C) the spouse, children, parents, and any other family members up to a fourth degree of the undersigned; or (D) any trustee of the undersigned; or (E) any other person or entity which will be subject to the undersigned instructions in connection with the ordinary shares so purchased by such person or entity.

THE UNDERSIGNED SHALL EXECUTE AND DELIVER SUCH ADDITIONAL DOCUMENTS AND INSTRUMENTS AS THE COMPANY OR ABRAHAN KEINAN MAY REQUIRE TO CONFIRM THE GRANT HEREBY, INCLUDING, WITHOUT LIMITATION, SUCH INSTRUMENTS AS MAY BE NECESSARY OR APPROPRIATE UNDER ANY APPLICABLE LAW.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this ___ day of May, 2006.

Name: ______________________

By:____________________________

Name:

Title:

SCHEDULE 17

LIMITATIONS ON PURCHASER WARRANTIES

19	LIMIT ON INDIVIDUAL RELEVANT CLAIMS

The Purchaser shall have no liability whatsoever in respect of any individual claim arising under the Purchaser Warranties (a “Relevant Claim”) unless:

19.1.
the amount that would otherwise be recoverable from the Purchaser in respect of that Relevant Claim (the “Claim Amount”) exceeds £10,000 in which case the Purchaser shall be liable for the whole of the Claim Amount and not just the excess.

19.2.
notice of the Relevant Claim (stating in reasonable detail, so far as known to the Warrantor, the nature of the Relevant Claim and, so far as practicable, the Claim Amount) has been given to the Purchaser on or before the first anniversary of Completion.

20.	MAXIMUM LIMIT FOR ALL RELEVANT CLAIMS

The aggregate liability of the Purchaser to a Warrantor in respect of all Relevant Claims shall not exceed the value of the Consideration Shares and Consideration Warrants received by such Warrantor on Completion, such value to be measured at the date that a claim is admitted by the Purchaser or determined by a court.

To the extent that a Relevant Claim is validly made, the Purchaser may satisfy the obligation to pay the Warrantor by (i) granting further Consideration Warrants to the value of the claim (calculated on the Black Scholes option - pricing model on the date a Relevant Claim is agreed or determined) and/or (ii) issuing Purchaser Common Stock to the Warrantor, as the Purchaser may elect, for no consideration.

21.	OTHER LIMITATIONS ON RELEVANT CLAIMS

The Warrantors shall not be entitled to make any Relevant Claim:

(c)	to the extent that provision or allowance for the matter or liability which would otherwise give rise to the claim in question has been filed with the SEC or AMEX; or

(d)	to the extent that the claim arises directly or indirectly as a result of any voluntary act or omission by the Warrantors; or

(e)	in respect of anything arising from any matter or thing of which any Warrantor has received written notification that it could lead to a claim being made at the date of this Agreement; or

(f)	to the extent that any loss or liability is caused or increased by a failure to mitigate any loss suffered by it; or

(h)
it would not have arisen but for a change in legislation made after the date of this Agreement (whether relating to taxation, rates of taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by the HM Revenue & Customs or other taxation authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(j)
to the extent that the claim arises from the Warrantors’ failure to perform its obligations under this Agreement, and to the extent that any claim is increased as a result of any of the matters set out in this sub-clause, the Purchaser shall not be liable in respect of the amount by which any claim is so increased.

Schedule 18

AGREED FORM RESIGNATION LETTERS FOR DIRECTORS OF THE COMPANY

A. JOHN BURTON and Jennifer Burton FORM OF RESIGNATION LETTER

Dear Sirs

I, John Burton:

1. resign my employment with Equitalk.co.uk Limited with immediate effect;

2. acknowledge that:

2.1 I have no claim whatsoever against Equitalk.co.uk Limited, Xfone, Inc. or Swiftnet Limited for breach of contract, compensation for loss of office or employment, loss of pension rights which I acknowledge shall terminate with immediate effect, redundancy, unfair dismissal or retirement or on any other account; and

2.2 there is no agreement or arrangement outstanding under which Equitalk.co.uk has or could have an obligation to me whether now or in the future in each case up to and including the date of this letter; and

3. waive, release and forever discharge Equitalk.co.uk Limited, Xfone,  Inc. and Swiftnet Limited against all actions, proceedings, claims, demands and costs which I may now have or would have had but for the execution of this deed.

Signed as a deed by  )
John Burton   ) ___________________________________
in the presence of:  )

________________________ Signature of the Witness

________________________ Name of the Witness

________________________ Address of the Witness

________________________

________________________

________________________ Occupation of the Witness

Dear Sirs

I, Jennifer Burton:

1. resign my employment with Equitalk.co.uk Limited with immediate effect;

2. acknowledge that:

2.1 I have no claim whatsoever against the Equitalk.co.uk Limited, Xfone, Inc. or Swiftnet Limited for breach of contract, compensation for loss of office or employment, loss of pension rights which I acknowledge shall terminate with immediate effect, redundancy, unfair dismissal or retirement or on any other account; and

2.2 there is no agreement or arrangement outstanding under which Equitalk.co.uk has or could have an obligation to me whether now or in the future in each case up to and including the date of this letter; and

3. waive, release and forever discharge Equitalk.co.uk Limited, Xfone, Inc. and Swiftnet Limited against all actions, proceedings, claims, demands and costs which I may now have or would have had but for the execution of this deed.

Signed as a deed by  )
Jennifer Burton   ) ___________________________________
in the presence of:  )

________________________ Signature of the Witness

________________________ Name of the Witness

________________________ Address of the Witness

________________________

________________________

________________________ Occupation of the Witness

B. AGREED FORM OF RESIGNATION LETTER FOR JAMES RUANE,MICHAEL CRONK, DAVID ABEL SMITH AND JAMES GORDON (subject to the latter’s referring to resignation as Company secretary)

Dear Sirs

I, James Ruane:

1. resign my office as director of Equitalk.co.uk Limited with immediate effect and resign my employment with Equitalk.co.uk Limited with immediate effect;

2. acknowledge that:

2.1 I have no claim whatsoever against Equitalk.co.uk Limited, Xfone, Inc. or Swiftnet Limited for breach of contract, compensation for loss of office or employment, loss of pension rights which I acknowledge shall terminate with immediate effect, redundancy, unfair dismissal or retirement or on any other account; and

2.2 there is no agreement or arrangement outstanding under which Equitalk.co.uk has or could have an obligation to me whether now or in the future in each case up to and including the date of this letter; and

3. waive, release and forever discharge the Equitalk.co.uk Limited, Xfone, Inc. and Swiftnet Limited against all actions, proceedings, claims, demands and costs which I may now have or would have had but for the execution of this deed.

Signed as a deed by  )
James Ruane   ) ___________________________________
in the presence of:  )

________________________ Signature of the Witness

________________________ Name of the Witness

________________________ Address of the Witness

________________________

________________________

________________________ Occupation of the Witness

IN WITNESS whereof this Agreement has been duly entered into as a Deed on the date first above written

SIGNED and delivered on the date hereof as a Deed by Xfone, Inc. acting by:
By: /S/ Guy Nissenson Name: Guy Nissenson Title: President and CEO

INDIVIDUAL VENDORS

(please place a tick against your own name if your signature is hard to decipher)

Signed and delivered as a Deed by:
David Abel Smith
James Aird
Lady Aird
Sir John Aird
Rebecca Aird
Norma Barrett
Jennifer Susan Burton
John Mark Burton
John Lucius Arthur Cary
Angela Cronk
Michael Cronk
JJT Cronk
Arthur Dennis
Henry Dyke
Charles & Jennifer Guerin
Pamela Hillyard
John Jackson
Simon Meiklejohn
Farshid & Maria Nowshadi
Roland Phelps
John Price
Jonathan Price
Rachel Price
James Joseph Ruane
Carol Gill
Richard Vessey

In the presence of

CORPORATE VENDORS

(please place a tick against your corporate name)

Signed and delivered as a Deed by:
Bell Group Pension Scheme
Cantay Investments Limited
Fast Guides Limited
Larpent Newton Holdings Ltd
Mint House Nominees Ltd
Omnicom Limited
Oxford Technology VCT plc
Oxford Technology 2 VCT plc
Oxford Technology 3 VCT plc
QTP General Partner Limited

Acting By

Director

Director/Secretary

***********************************************************************************
Agreed Form Documents

Service Agreements with John Burton and James Ruane

***********************************************************************************

DATED               2006

SWIFTNET LIMITED

And

XFONE, INC.

And

JOHN MARK BURTON

SERVICE AGREEMENT

Preiskel & CO LLP.
8-10 New Fetter Lane
London EC4A 1RS
Tel: +44 (0) 20 7583 2120
Fax: +44 (0) 20 7583 2103
e-mail: info@preiskel.com
Ref: RP/AB/20043012

TABLE OF CONTENTS

1 DEFINITIONS AND INTERPRETATION

2 TERM OF EMPLOYMENT

3 DUTIES

4 HOURS OF WORK

5 GRATUITIES AND CODES OF CONDUCT

6 REMUNERATION

7 PENSIONS

8 MEDICAL INSURANCE4

9 COMPANY CAR/CAR ALLOWANCE

10 EXPENSES

11 HOLIDAYS

12 ILLNESS

13 RESTRICTIONS DURING EMPLOYMENT

14 INTELLECTUAL PROPERTY

15 CONFIDENTIALITY

16 DATA PROTECTION

17 MONITORING

18 TERMINATION OF EMPLOYMENT

19 SUSPENSION AND GARDEN LEAVE

20 RESIGNATION AND RETURN OF COMPANY PROPERTY

21 RECONSTRUCTION OR AMALGAMATION

22 RESTRICTIONS

23 SEVERABILITY

24 THIRD PARTIES

25 NOTICES

26 STATUTORY INFORMATION

27 MISCELLANEOUS

Schedule 1 - Statement Of Particulars Pursuant To The Employment Rights Act 1996

Schedule 2 - Bonus

THIS AGREEMENT is made on 2006

BETWEEN:

(1)	SWIFTNET LIMITED (the “Company”) whose registered office is at Britannia House 960 High Road London N12 9RY, United Kingdom;

(2)	XFONE, INC. of 2506 Lakeland Drive, Flowood, Mississippi 39232, USA (the "Parent"); and

(3)	JOHN MARK BURTON of 14 Distons Lane, Chipping Norton, Oxon OX7 5NY, United Kingdom (the “Executive”).

RECITAL

The Company shall employ the Executive and the Executive shall serve the Company as Managing Director of the Company on the following terms and subject to the following conditions (the “Agreement”):

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

“Associated Company”

(a)
a company which is not a Subsidiary of the Parent but whose issued equity share capital (as defined in s744 of the Companies Act 1985) is owned as to at least twenty per cent (20%) by the Parent or one of its Subsidiaries; or

(b)	a Subsidiary

“Board”

the board of directors for the time being of the Company

"Equitalk"

Equitalk.co.uk Limited, a Subsidiary of the Parent

“Group”

the Parent and its Associated Companies for the time being and “Group Company” means any one of them

“Group Policy”

such reasonable policies and/or procedures of the Parent or Company as may be in force from time to time in the future and which do not amount to a material change in the Executive's terms of employment, including without limitation the Parent's Code of Conduct and Ethics, Whistleblower Policy and Insider Trading Policy

“Parent”

Xfone, Inc. and any other company which is for the time being the ultimate holding company of the Company within the meaning of s736 of the Companies Act 1985

“Regulations”

the Working Time Regulations 1998

“Subsidiary”

a Subsidiary within the meaning of s736 of the Companies Act 1985

“Works”

any discoveries, designs, inventions, research and development, formulas and technology, topography, techniques or improvements in each case provided that it relates to the business of the Company and/or any Group Company.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.3	Words importing the singular only shall include the plural and vice versa.

1.4	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.5	References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

1.6	Where appropriate, references to the Executive include his personal representatives.

2	TERM OF EMPLOYMENT

The employment of the Executive shall be deemed to have commenced on ______ 2006, but the Executive's employment with Equitalk shall count towards his continuous employment and (subject to termination as provided below) shall be for an indefinite period terminable by either party giving to the other three (3) months notice in writing if served during the first six (6) months since the date of this Agreement and thereafter the Company shall provide the Executive with no less than six (6) months notice and the Executive shall provide the Company with no less than three (3) months written notice.

3	DUTIES

3.1	The Executive shall during his employment under this Agreement:

3.1.1
perform the duties and exercise the powers which the Board may from time to time properly assign to him consistent with the Executive being Managing Director in connection with the conduct and management of the business of the Company or the business of any Group Company (including serving on the board of such Group Company or on any other executive body or any committee of such a company); and

3.1.2
promote, develop and protect the business of the Company and any Group Company and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board and/or the Parent.

3.2	The Executive shall give to the Board such information regarding the affairs of the Company as it shall require, and in any event, report regularly and keep the Board informed.

3.3
The Executive shall carry out his duties in accordance with Group Policy and exercise his powers jointly with any other executives appointed by the Board and/or the Parent to act jointly with him and the Board and/or the Parent may at any time require the Executive to cease performing or exercising the said or any duties or powers.

3.4
Without prejudice to clause 3.3, the Executive shall sign up to all Group Policies that other directors or officers of the Group have agreed to sign up to or where this is a requirement of the rules, regulations or recommended good practice of the SEC, the American Stock Exchange, or any other recognised stock exchange.

3.5
The Executive shall be based at the Company's office at the address shown above or in any place at which the Company maintains an office within a similar distance of his home which the Board may require. The Executive may be required to travel on business trips abroad when required by the Company for the proper performance of his duties.

4	HOURS OF WORK

4.1	The Executive shall have no normal hours of work and is required to devote such reasonable amount of time to his work as is reasonably necessary for the proper performance of his duties.

Without prejudice to the above, it's hereby noted that Company's standard office hours are 09:00 to 18:00 Monday to Friday with an hour's break for lunch each day.

4.2	In addition to time in which the Executive is working at the Company’s disposal and carrying out his activities or duties the following will be included as working time:

4.2.1	travelling time whilst in work e.g. to visit the Parent, clients and suppliers or to attend meetings. For the avoidance of doubt this does not include travel to and from work; and

4.2.2	entertaining of clients and suppliers after office hours provided it has been authorised by a member of the Board other than the Executive.

5	GRATUITIES AND CODES OF CONDUCT

5.1
The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having a business relationship with the Company or any Group Company.

5.2
The Executive shall comply (and procure that his spouse and minor children shall comply) with all applicable rules and regulations of the American Stock Exchange, the US Securities and Exchange Commission (“SEC”) and the rules and regulations of any other relevant stock exchange and any other relevant regulatory authority.

6	REMUNERATION

6.1	The Company shall pay to the Executive a salary at the rate of seventy thousand pounds (£70,000) per year inclusive of any directors’ fees payable to him.

6.2	The Executive’s salary shall accrue from day to day and be payable by equal monthly instalments in arrears on the last day of each month.

6.3	The Executive shall be entitled to receive a bonus whilst employed by the Company as indicated in Schedule 2.

7	PENSIONS

The Company shall pay a further sum equal to 7.5% of the Executive’s salary by way of a contribution to his personal pension scheme as notified to the Company in writing. For the avoidance of doubt, such payment shall be additional to the Executive's salary

8	MEDICAL INSURANCE

The Company shall pay for medical insurance to cover the Executive and his immediate family and the Company shall take out life insurance of up to four (4) times his basic salary.

The Company shall ensure that the Executive is covered by travel insurance on terms reasonably acceptable to the Executive, and by the Parent's directors & officers' insurance.

9	COMPANY CAR/CAR ALLOWANCE

9.1 The Company shall provide the Executive with a leased car of his choice to a value of £600 plus VAT per month. The Executive may add to this value, through salary sacrifice if he so wishes.

9.2 In addition, the Company will pay for insurance for the car for the Executive and which will include his wife as a named driver. The Company will pay for personal and business fuel for travel within the UK (which will be charged to the Executive's Company credit card as per Clause 10.2).

9.3 The Company will provide a free car parking space at the Company's offices or shall pay for parking if no space is available.

10	EXPENSES

10.1 The Company shall reimburse or procure that the Executive is reimbursed all reasonable travelling, hotel and other expenses wholly and necessarily incurred by him in the performance of his duties under this Agreement.

10.2 The Company will provide the Executive with a company credit card and the Executive shall only use such credit card for the types of expense indicated above and in accordance with any Group Policies in place from time to time.

11	HOLIDAYS

11.1
The Executive is entitled to twenty five (25) days’ holiday with pay every calendar year in addition to bank and other public holidays. The Company’s holiday year runs from 1st January to 31st December. The Executive shall be entitled to carry forward not more than five (5) days holiday each year without needing to seek the permission of the Board.

11.2
The Executive’s holiday entitlement is inclusive of his statutory entitlement which is twenty (20) days per annum. When calculating the Executive’s statutory entitlement bank and public holidays are taken into account. The statutory entitlement cannot be carried over from one holiday year to the next and no pay in lieu can be made to the Executive.

11.3
During the first year of the Executive’s employment, the Executive may use six (6) days of accrued but unused holiday earned whilst working with Equitalk. The Executive’s statutory holiday entitlement will accrue pro rata monthly in advance. Where this calculation results in fractions of days the amount of leave which can be taken is rounded up to the next half day. Any rounded up element is deducted from the leave remaining.

11.4
Save as provided for in clause 11.3 above, the Executive’s entitlement to holiday accrues pro rata throughout each holiday year (disregarding fractions of days). The Executive will be deemed to have taken statutory holiday first.

11.5	Any entitlement to holiday over and above any statutory entitlement remaining at the end of any holiday year shall lapse and no payment in lieu will be made for accrued untaken holiday.

11.6
11.6.1
If the Executive has taken holiday in excess of his entitlement on termination of employment he will be required to give account for it and the Company will make a deduction from his final salary payment accordingly. If the Executive has accrued holiday owing to him, the Company may at its discretion, require him to take the outstanding holiday during any notice period or make a payment in lieu of it.

11.6.2	For the purposes of clause 11.6.1 above, a day’s pay will be calculated on the following basis: 1/260 of the Executive’s annual salary.

11.7
If the Executive’s employment is lawfully terminated without notice, he will not be entitled to holiday pay for holiday which would have accrued during the notice period, had he continued to be employed throughout that time.

11.8	There are no formal notice requirements for taking holiday but the Executive is expected to take his holiday at a time or times convenient to the Company.

12	ILLNESS

12.1
The Executive shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to twelve (12) weeks in any twelve (12) consecutive calendar months.

12.2
Thereafter the Executive shall continue to be paid salary at the discretion of the Company provided that if such absence shall aggregate twenty six (26) weeks in any twelve (12) consecutive calendar months the Company may terminate the employment of the Executive with immediate effect at any time and in that event the Company shall pay to the Executive a sum equal to one (1) month salary in full and final settlement of all and any claims the Executive may have against the Company arising from the termination of this Agreement.

12.3	The Executive will cease to accrue holiday, subject to any entitlement under the Working Time Regulations if he has been absent due to sickness, for five (5) consecutive weeks or more.

12.4
If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall immediately pay that amount to the Company.

12.5
The Company shall be entitled to require the Executive to undergo examinations by a medical adviser appointed or approved by the Company and the Executive authorises the medical adviser and/or will provide such consents as are necessary to disclose to the Company and the Parent the results of such examinations.

13	RESTRICTIONS DURING EMPLOYMENT

13.1
During the continuance of his employment under this Agreement the Executive shall unless prevented by incapacity devote the whole of his working time to the business of the Company and shall not without the prior written consent of the Board:

13.1.1	engage in any other business; or

13.1.2
be concerned or interested in any other business which is or shall be of a similar nature to or competitive with that carried on by the Company or any Group Company or which is a supplier or customer of the Company or Group Company in relation to their goods or services; or

13.1.3
solicit the custom of, canvass, approach or deal with, in competition with the Company or any Group Company, any person (including any company, firm, organisation or other entity) to whom the Company or any Group Company supplies services or goods or with whom the Company or any Group Company is in negotiations or discussions regarding the possible supply of services or goods; or

13.1.4
discourage any such person referred to in clause 13.1.3 above from conducting or continuing to conduct business with the Company or any Group Company on the best terms available to the Company or any Group Company; or

13.1.5
induce or attempt to induce any director or senior employee of the Company or any Group Company and with whom the Executive has material dealings in the course of his employment, to leave the employment of the Company or any Group Company; or

13.1.6	take any steps which impair or might reasonably be thought by the Company, to impair the Executive’s ability to act at all times in the best interests of the Company.

13.2	If the Executive does, with the Board’s written consent, carry out other work, he must notify the Board and the Parent of the number of additional hours he is working.

14	INTELLECTUAL PROPERTY

14.1
The Executive acknowledges and agrees that all Works created by the Executive during the course of his employment are, and shall remain, the exclusive property of the Company and/or any Group Company.  The Executive specifically acknowledges and agrees that he has no interest whatsoever in such Works, including without limitation any interest in know-how, copyrights, patents, trade marks, topographies or trade names, notwithstanding the fact that the Executive may have created or contributed to the creation of same.

14.2
The Executive hereby wholly, unequivocally, and irrevocably assigns to the Company and/or any Group Company any and all rights, title, and interest which the Executive has in and to any Works made, created, or improved during the course of employment of the Executive by the Company and/or any Group Company or using the equipment or other resources of the Company and/or any Group Company (collectively referred to in this clause 14 as “Intellectual Property”).

14.3
The Executive will, if so requested by the Company (and at the Company’s expense), execute all such documents as may be necessary to confirm the title of the Company to any rights, interests or other property which belong to the Company by virtue of this clause 14.

14.4	The Executive hereby waives any moral rights which the Executive may have in any Intellectual Property in the Works.

14.5
The Executive further agrees to disclose to the Company, and preserve as strictly confidential, full particulars of any Intellectual Property, and undertakes and agrees to maintain at all times written records pertaining thereto, which records shall be, and shall remain, the sole and exclusive property of the Company.

14.6
All notes, data, tapes, reference items, sketches, drawings, memoranda, records, diskettes and other materials in any way relating to any of the Confidential Information, Intellectual Property, or to the Company’s and/or any Group Company’s business produced by the Executive or coming into the Executive’s possession by or through the Executive’s employment, shall belong exclusively to the Company and/or any Group Company and the Executive agrees to turn over to the Company and/or any Group Company all copies of any such materials in the Executive’s possession or under the Executive’s control, forthwith, at the request of the Company and/or any Group Company or, in the absence of a request, on the termination of the Executive’s employment with the Company.

14.7
The Executive further understands that the provisions of this clause 14 and the Executive’s agreement to same, are of the essence of this Agreement and constitute a material inducement to the Company to enter into this Agreement and that the Company would not have employed the Executive without such inducement.

14.8
The Executive agrees that the provisions of this clause 14 shall be construed independently of any other provision of this Agreement, and the existence of any claim or cause of action the Executive may have against the Company and/or any Group Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company and/or any Group Company of the provisions of this clause 14.

14.9
The Executive acknowledges and agrees that, in the event of his violation of any of the provisions this clause 14, the Company and/or any Group Company shall be entitled to obtain, from an authority of competent jurisdiction, interim and permanent injunctive relief and an account of all profits and benefits that arise out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Company and/or any Group Company may be entitled in law.

14.10	Notwithstanding any other provision of this Agreement this clause 14 shall survive the termination of this Agreement, howsoever caused.

15	CONFIDENTIALITY

15.1
During the course of the Executive’s employment with the Company the Executive has access to information, documentation and associated material which is confidential to the Company and/or any Group Company and customers of the Company and/or Group Company including, but not limited to information which is provided to the Executive in confidence by the Company and/or Group Company including any information relating to the internal affairs of the Company and/or any Group Company. In particular, such information includes, but is not limited to, the following:

15.1.1  trade secrets;

15.1.2  existing and target customer lists and buying habits;

15.1.3  purchase requirements;

15.1.4  pricing and sales information, policies and concepts;

15.1.5  financial information;

15.1.6  business plans, forecasts and market strategies; and

15.1.7  inventions and intellectual property.

Such information is referred to as “Confidential Information”.

15.2
The Executive agrees that he will not (except in the proper course of his duties or where otherwise authorised by the Company in writing) either during or at any time after the termination of his employment reveal or disclose to any person any Confidential Information.

15.3	The Executive agrees that he shall use all reasonable endeavours to prevent the unauthorised publication or disclosure of any Confidential Information.

15.4	The Executive agrees that he shall not use for his own purposes or for any purposes other than those of the Company and its Associated Companies, any Confidential Information.

15.5
The restrictions contained in this clause 15 shall not apply to any Confidential Information which is available to the public generally (other than through a prior disclosure which was itself unauthorised) or to any disclosure required by law to be made, or to any “qualifying disclosure” within the meaning of the Public Interest Disclosure Act 1998.

15.6
The Executive further understands that the provisions of this clause 15 and the Executive’s agreement to same, are of the essence of this Agreement and constitute a material inducement to the Company to enter into this Agreement and that the Company would not have employed the Executive without such inducement.

15.7
The Executive agrees that the provisions of this clause 15 shall be construed independently of any other provision of this Agreement, and the existence of any claim or cause of action the Executive may have against the Company and/or any Group Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company and/or any Group Company of the provisions of this clause 15.

15.8
The Executive acknowledges and agrees that, in the event of his violation of any of the provisions this clause 15, the Company and/or any Group Company shall be entitled to obtain, from an authority of competent jurisdiction, interim and permanent injunctive relief and an account of all profits and benefits that arise out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Company and/or any Group Company may be entitled in law.

15.9	Notwithstanding any other provision of this Agreement this clause 15 shall survive the termination of this Agreement, howsoever caused.

16	DATA PROTECTION

16.1
The Executive acknowledges that the Company will hold personal data relating to the Executive such data will include the Executive’s employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive personal data relating to the Executive’s health, and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with the obligations regarding the retention of Executive/worker records. The Executive’s right of access to such data is as prescribed by law.

16.2
The Executive hereby undertakes and agrees that the Company may process personal data relating to personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisers, to third parties providing products and/or services to the Company, (such as IT systems suppliers, pensions, benefits and payroll administrators) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from any Group Company and may be required to disclose such data by the SEC or the American Stock Exchange. By signing this Agreement, the Executive expressly consents to the collection, transfer and use of such data in accordance with this Clause 16.

17	MONITORING

17.1
The Executive acknowledges that the Company may monitor messages sent and received via email, the Internet and voicemail systems to ensure that the Executive is complying with the Company’s policy for use by its employees of these systems.

18	TERMINATION OF EMPLOYMENT

18.1
The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Executive under clause 2 above) terminate the Agreement with immediate effect and make a payment in lieu of notice. This payment shall comprise the Executive’s basic salary (at the rate payable when this option is exercised) and any bonus, pension contributions or any other benefits and shall be subject to deductions for income tax and national insurance contributions as appropriate (the “Payment in Lieu”). The Executive will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its option to pay in lieu of notice.

18.2
The Payment in Lieu may, at the Company’s sole discretion, be made at the date that the termination of the Executive's employment is effected by the Company. During any such period the Executive is required to keep the Company informed on a monthly basis as to his earnings and the Executive agrees that the Company may deduct any monies he earns as a consultant or employee during that period from the Payment in Lieu.

18.3	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if the Executive:

18.3.1	is guilty of any serious misconduct or any other conduct which gives the Company the right to dismiss the Executive summarily; or

18.3.2	commits any serious or repeated breach or non-observance of any of the provisions contained in this Agreement; or

18.3.3	has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

18.3.4	is charged with any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

18.3.5	is disqualified from holding office in another company by reason of an order of a court of competent jurisdiction

18.3.6	is suspended or disqualified from driving for a period of over a month; or

18.3.7	shall become of unsound mind or become a patient under the Mental Health Act 1983; or

18.3.8	is convicted of an offence under the Criminal Justice Act 1993 in relation to insider dealings or under any other present or future statutory enactment or regulations relating to insider dealings; or

18.3.9
is in breach of the Model Code on directors’ dealings in listed securities, including securities dealt on the OFEX trading facility and securities dealt on the Alternative Investment Market published by the London Stock Exchange Limited or in breach of the rules or regulations of the SEC, the American Stock Exchange or any other relevant stock exchange.

18.3.10	is in breach or violation of the Parent's Code of Conduct and Ethics, Whistleblower Policy or Insider Trading Policy.

18.4	Any delay by the Company in exercising the right to terminate without notice is not a waiver thereof.

19	SUSPENSION AND GARDEN LEAVE

19.1
The Company may suspend the Executive for up to ninety (90) days on full pay to allow the Company to investigate any complaint made against the Executive in relation to his employment with the Company.

19.2
Provided the Executive continues to enjoy his full contractual benefits and receive his pay in accordance with this Agreement, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after the Executive or the Company has given notice of termination to the other, without breaching this Agreement or incurring any liability or giving rise to any claim against it:

19.2.1	exclude the Executive from the premises of the Company and/or the Group;

19.2.2	require the Executive to carry out only specified duties (consistent with his status, role and experience) or to carry out no duties;

19.2.3	announce to any or all of its employees, suppliers, customers and business partners that the Executive has been given notice of termination or has resigned (as the case may be);

19.2.4
prohibit the Executive from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company or the Group until his employment has terminated except to the extent he is authorised to do so by the Board in writing;

19.2.5	require the Executive to resign his directorship of any Group Company;

19.2.6	require the Executive to comply with any other reasonable conditions imposed by the Company.

The Executive will continue to be bound by all obligations (whether express or implied) owed to the Company under the terms of the Agreement or as an employee of the Company.

20	RESIGNATION AND RETURN OF COMPANY PROPERTY

20.1	Upon the termination by whatever means of this Agreement the Executive shall:

20.1.1	promptly resign from his office as a director of the Company and from such offices held by him in any Group Company without claim for compensation; and

20.1.2
promptly deliver to the Company all credit cards, motor-cars, keys, computer media and other property, in whatever form, of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control.

20.2
If the Executive fails to comply with clause 19.2.5 and 20.1.1 the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

20.3
The Executive shall not without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with the Company or any Group Company (save, if applicable, as shareholder in the Parent).

21	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company or any Group Company in respect of the termination of his employment under this Agreement.

22	RESTRICTIONS

22.1.1	The Executive shall not;

22.1.2
for a period of six (6) months following termination either on his own account or through any other person, so as to compete with the business of the Company or any Group Company, directly or indirectly solicit, interfere with, or endeavour to entice away from the Company or any Group Company, any person who is immediately prior to Completion or has, during the two (2) years preceding termination, been a customer of the Company or any Group Company;

22.1.3
for a period of twelve (12) months following termination, either on his own account or through any other person, directly or indirectly solicit, interfere with, or endeavour to entice away from the Company or any Group Company, any person who is immediately prior to termination or has, during the two (2) years preceding termination, been an employee of the Company or any Group Company.

22.1.4
The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is found by a court of competent jurisdiction to be invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

22.2	The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company or the Group.

22.3
If the Executive is suspended from work under the provisions of clause 19.2, the Company may, at its sole discretion, agree that the period of time during which the non-competition restriction contained in clause 22 is enforceable, starts to run from the date of the suspension and not from the Termination Date.

22.4	The restrictions contained in Clauses 22. 1.1. and 22.2.2 shall not apply to the Executive where the Termination Date is before 1st January 2008.

23	SEVERABILITY

If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Executive hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

24	THIRD PARTIES

Unless the right of enforcement is expressly granted, it is not intended that a third party other than a Group Company should have the right to enforce the provisions of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

25	NOTICES

25.1
Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by facsimile to the party due to receive such notice at, in the case of the Company, its registered office from time to time and, in the case of the Executive, his address as set out in this Agreement (or such address as he may have notified to the Company in accordance with this clause).

25.2
Any notice delivered personally shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received three (3) days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

26	STATUTORY INFORMATION

The Schedule 1 to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996.

27	MISCELLANEOUS

27.1	This Agreement is governed by and shall be construed in accordance with the laws of England, without regard to conflicts of law.

27.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts and agree to only serve proceedings in the High Courts of Justice, Strand London.

27.3
This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

27.4
Nothing in this Agreement shall require the Executive to be or remain a director of the Company or any Associated Company and the Company shall not be entitled to terminate the employment of the Executive on the grounds that he has resigned as a director of any such company.

27.5
For a period of twelve (12) months from the date of this Agreement, the Parent undertakes that it will use reasonable endeavours that, save with the Executive's consent, it will procure that the Company is not insolvent (as that term is used in s123 Insolvency Act 1986).

SCHEDULE 1

Statement Of Particulars Pursuant To The Employment Rights Act 1996

1	The Executive’s period of continuous employment commences on 26 January 2000.

2	The Company operates disciplinary and grievance procedures in accordance with the Employment Act 2002.

3	The Company is not a party to any collective agreement which affects the Executive’s employment.

SCHEDULE 2

Bonus Arrangements

1
Within fourteen (14) days from the date of this Agreement, the Parent will grant the Executive, under the Parent's 2004 Stock Option Plan, 300,000 options for restricted shares of its common stock, at a strike price of $3.50 per share. Such options shall vest as follows: 75,000 options on the first anniversary of this agreement and 18,750 each quarter thereafter during which he is employed by the Company. Such options may be exercised at any time before the tenth anniversary of the date of this Agreement.

2	On or before 31 August 2006, the Executive will be paid a bonus of £4,000 if he has produced a business plan that the Board approves for execution in writing.

3
On or before 31 October 2006, the Executive will be paid a bonus equal to twelve per cent (12%) of the revenues referable for the month of September 2006 from former customers of Equitalk, which have transferred to the Company and whose CLIs and other details have been entered into the Company’ system and set up so as to ensure that their calls are routed by means of the Company’s switch by 30 September 2006. If such former customers have not paid in relation to such revenues by 31 December 2006, then the Executive shall repay to the Company within thirty (30) days, the portion of the bonus that relates to the non-collected revenues.

4
If the share capital of the Company, the Parent or any Associated Company of either are admitted to a recognised investment exchange in the United Kingdom (a "Listing") at any time during the course of the Executive's employment, the Executive will be paid a bonus of one point thirty three per cent (1.33%) of the amount raised on such a Listing. Such bonus will be subject to any applicable law and appropriate approvals from the American Stock Exchange, SEC and/or UK Recognised Stock Exchange and shall be paid as soon as reasonably practicable following the date of the Listing by way of the grant of options or warrants (exercisable at any time within 5 years of the date of grant subject to any lock-in periods agreed as part of the Listing process) exercisable into restricted shares of common stock of the Parent. Such options or warrants will be priced at the issue price of the Listing, according to the Black Scholes option - pricing model, with a volatility of ninety per cent (90%).

5
If the Company, the Parent or any Associated Company acquires the shares, assets of undertaking of any company or business in the United Kingdom (an "Acquisition") at any time during the course of the Executive's employment, the Executive will be paid a bonus of one point thirty three per cent (1.33%) of the value of the Acquisition. Such bonus will be subject to any applicable law and appropriate approvals from the American Stock Exchange and/or SEC and shall be paid as soon as reasonably practicable following the date of the Acquisition and may be satisfied by the Company by procuring that the Parent allots restricted shares of common stock to the Executive to the value of such bonus.

6
On or before 31 August 2006, the Executive and the Company will agree a bonus scheme linked to his individual performance.  An on-target bonus of £4,000 per month will be payable for each month, such targets to be set so as to reward the Executive for improving the profitability and revenue of the Company, whilst giving him a realistic chance of reaching them.  The bonus will be paid monthly in arrears and there shall be no entitlement to receive any bonus once the Executive’s employment has terminated. The Executive and the Company will agree a formula to pay the Executive a reduced bonus if targets are not met and an increased bonus if targets are exceeded.

7	Piggyback Registration Rights

The obligations on Parent in Clause 3.5 and Schedule 13 of the Share Purchase Agreement between the parties (entered into on or about the date of this Agreement) shall be deemed repeated in this agreement, mutatis mutandis, in respect of any securities allotted by the Parent to the Executive under this Schedule.

Signed as a Deed by Swiftnet Limited acting by:
Director
Company Secretary
Signed as a Deed by Xfone, Inc. acting by:
Director

Signed by JOHN MARK BURTON in the presence of:
Witness signature:
Name:
Address:

Occupation:

DATED                                            2006

SWIFTNET LIMITED

And

JAMES RUANE

SERVICE AGREEMENT

Preiskel & CO LLP.
8-10 New Fetter Lane
London EC4A 1RS
Tel: +44 (0) 20 7583 2120
Fax: +44 (0) 20 7583 2103
e-mail: info@preiskel.com
Ref: RP/AB/20043012

TABLE OF CONTENTS

1 DEFINITIONS AND INTERPRETATION

2 TERM OF EMPLOYMENT

3 DUTIES

4 HOURS OF WORK

5 GRATUITIES AND CODES OF CONDUCT

6 REMUNERATION

7 PENSIONS

8 MEDICAL INSURANCE3

9 COMPANY CAR / CAR ALLOWANCE

10 EXPENSES

11 HOLIDAYS

12 ILLNESS

13 RESTRICTIONS DURING EMPLOYMENT

14 INTELLECTUAL PROPERTY

15 CONFIDENTIALITY

16 DATA PROTECTION

17 MONITORING

18 TERMINATION OF EMPLOYMENT

19 SUSPENSION AND GARDEN LEAVE

20 RESIGNATION AND RETURN OF COMPANY PROPERTY

21 RECONSTRUCTION OR AMALGAMATION

22 RESTRICTIONS

23 SEVERABILITY

24 THIRD PARTIES

25 NOTICES

26 STATUTORY INFORMATION

27 MISCELLANEOUS

Schedule 1 - Statement Of Particulars Pursuant To The Employment Rights Act 1996

Schedule 1 - Statement Of Particulars Pursuant To The Employment Rights Act 19962 - Bonus

THIS AGREEMENT is made on 2006

BETWEEN:

(1)	SWIFTNET LIMITED (the “Company”) whose registered office is at Britannia House 960 High Road London N12 9RY, United Kingdom; and

(2)	JAMES RUANE of 3 Aylesbury Road, Cuddington, Aylesbury, Bucks HP18 OBD, United Kingdom (the “Employee”).

recital

The Company shall employ the Employee and the Employee shall serve the Company as a project manager for the Company on the following terms and subject to the following conditions (the “Agreement”):

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

“Associated Company”

(a)
a company which is not a Subsidiary of the Parent but whose issued equity share capital (as defined in s744 of the Companies Act 1985) is owned as to at least twenty per cent (20%) by the Parent or one of its Subsidiaries; or

(b)	a Subsidiary

“Board”

the board of directors for the time being of the Company

"Equitalk"

Equitalk.co.uk Limited, a Subsidiary

“Group”

the Parent and its Associated Companies for the time being and “Group Company” means any one of them

“Group Policy”

such reasonable policies and/or procedures of the Parent or Company as may be in force from time to time in the future and which do not amount to a material change in the Employee's terms of employment including without limitation the Parent's Code of Conduct and Ethics, Whistleblower Policy and Insider Trading Policy

“Parent”

Xfone, Inc. of 2506 Lakeland Drive, Flowood, Mississippi 39232, USA and any other company which is for the time being the ultimate holding company of the Company within the meaning of s736 of the Companies Act 1985

“Regulations”

the Working Time Regulations 1998

“Subsidiary”

a Subsidiary within the meaning of s736 of the Companies Act 1985

“Works”

any discoveries, designs, inventions, research and development, formulas and technology, topography, techniques or improvements in each case provided that it relates to the business of the Company and/or any Group Company.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.3	Words importing the singular only shall include the plural and vice versa.

1.4	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.5	References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

1.6	Where appropriate, references to the Employee include his personal representatives.

2	TERM OF EMPLOYMENT

The employment of the Employee shall be deemed to have commenced on [ ]May 2006, but the Employee's employment with Equitalk shall count towards his continuous employment and (subject to termination as provided below) shall be for an indefinite period terminable by either party giving to the other three (3) months notice in writing if served during the first six (6) months since the date of this Agreement and thereafter the Company shall provide the Employee with no less than six (6) months notice and the Employee shall provide the Company with no less than three (3) months written notice.

3	DUTIES

3.1	The Employee shall during his employment under this Agreement:

3.1.1	perform the duties and exercise the powers which the Board may from time to time properly assign to him; and

3.1.2
promote, develop and protect the business of the Company and any Group Company and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board and/or the Parent.

3.2	The Employee shall give to the Board such information regarding the affairs of the Company as it shall require, and in any event, report regularly and keep the Board informed.

3.3	The Employee shall carry out his duties in accordance with any applicable Group Policy.

3.4
The Employee shall be based at the Company's office at the address shown above or in any place at which the Company maintains an office within a similar distance of his home which the Board may require. The Employee may be required to travel on business trips abroad when required by the Company for the proper performance of his duties.

4	HOURS OF WORK

4.1
The Employee is required to be in the Company's office during standard office hours and outside standard office hours as reasonably required to perform his duties. The Employee will not qualify for overtime payments. Standard office hours are 09:00 to 18:00 Monday to Friday with an hour's break for lunch each day.

4.2	In addition to time in which the Employee is working at the Company’s disposal and carrying out his activities or duties the following will be included as working time:

4.2.1	travelling time whilst in work e.g. to visit the Parent, clients and suppliers or to attend meetings. For the avoidance of doubt this does not include travel to and from work; and

4.2.2	entertaining of clients and suppliers after office hours provided it has been authorised by a member of the Board other than the Employee.

4.3
The Employee agrees that, notwithstanding the provisions of Regulation 4 of the Working Time Regulations 1998 relating to maximum weekly working time of 48 hours, the limit on maximum working time shall not apply to the Employee's employment. The Employee's agreement set out in this clause is given for an indefinite period, but shall be terminable on the Employee giving six months' prior written notice to the Employer.

5	GRATUITIES AND CODES OF CONDUCT

5.1
The Employee shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having a business relationship with the Company or any Group Company.

5.2
The Employee shall comply (and procure that his spouse and minor children shall comply) with all applicable rules and regulations of the American Stock Exchange, the US Securities and Exchange Commission (“SEC”) and the rules and regulations of any other relevant stock exchange and any other relevant regulatory authority.

6	REMUNERATION

6.1	The Company shall pay to the Employee a salary at the rate of fifty five thousand pounds (£55,000) per year.

6.2	The Employee’s salary shall accrue from day to day and be payable by equal monthly instalments in arrears on the last day of each month.

6.3	The Employee shall be entitled to receive a bonus whilst employed by the Company as indicated in Schedule 2.

7	PENSIONS

The Company shall pay a further sum equal to 7.5% of the Employee’s salary by way of a contribution to his personal pension scheme as notified to the Company in writing. For the avoidance of doubt, such payment shall be additional to the Employee's salary

8	MEDICAL INSURANCE

The Company shall pay for medical insurance to cover the Employee. The Employee may elect for a cash alternative of £35 per month.

9	COMPANY CAR/CAR ALLOWANCE

9.1 The Company shall provide the Employee with a leased car of his choice to a value of £500 plus VAT per month. The Employee may add to this value, through salary sacrifice if he so wishes. The Company will pay for business fuel and personal fuel for the trip between the Employee's home and the Company's office.

9.2 In addition, the Company will pay for insurance for the car for the Employee and his wife as a named driver, provided that the addition of his wife costs no more than £200 + VAT per year.

9.3 The Company will provide a free car parking space at the Company's offices or shall pay for parking if no space is available.

10	EXPENSES

10.1 The Company shall reimburse or procure that the Employee is reimbursed all reasonable travelling, hotel and other expenses wholly and necessarily incurred by him in the performance of his duties under this Agreement that have been pre-approved by the Board.

11	HOLIDAYS

11.1
The Employee is entitled to twenty five (25) days’ holiday with pay every calendar year in addition to bank and other public holidays. The Company’s holiday year runs from 1st January to 31st December. The Employee shall be entitled to carry forward not more than five (5) days holiday each year without needing to seek the permission of the Board.

11.2
The Employee’s holiday entitlement is inclusive of his statutory entitlement which is twenty (20) days per annum. When calculating the Employee’s statutory entitlement bank and public holidays are taken into account. The statutory entitlement cannot be carried over from one holiday year to the next and no pay in lieu can be made to the Employee.

11.3
During the first year of the Employee's employment, the Employee may use four (4) days of accrued but unused holiday earned whilst working with Equitalk. The Employee’s statutory holiday entitlement will accrue pro rata monthly in advance. Where this calculation results in fractions of days the amount of leave which can be taken is rounded up to the next half day. Any rounded up element is deducted from the leave remaining.

11.4
Save as provided for in clause 11.3 above, the Employee’s entitlement to holiday accrues pro rata throughout each holiday year (disregarding fractions of days). The Employee will be deemed to have taken statutory holiday first.

11.5	Any entitlement to holiday over and above any statutory entitlement remaining at the end of any holiday year shall lapse and no payment in lieu will be made for accrued untaken holiday.

11.6
11.6.1
If the Employee has taken holiday in excess of his entitlement on termination of employment he will be required to give account for it and the Company will make a deduction from his final salary payment accordingly. If the Employee has accrued holiday owing to him, the Company may at its discretion, require him to take the outstanding holiday during any notice period or make a payment in lieu of it.

11.6.2	For the purposes of clause 11.6.1 above, a day’s pay will be calculated on the following basis: 1/260 of the Employee’s annual salary.

11.7
If the Employee’s employment is lawfully terminated without notice, he will not be entitled to holiday pay for holiday which would have accrued during the notice period, had he continued to be employed throughout that time.

11.8	There are no formal notice requirements for taking holiday but the Employee is expected to take his holiday at a time or times convenient to the Company.

12	ILLNESS

12.1
The Employee shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to twelve (12) weeks in any twelve (12) consecutive calendar months.

12.2
Thereafter the Employee shall continue to be paid salary at the discretion of the Company provided that if such absence shall aggregate twenty six (26) weeks in any twelve (12) consecutive calendar months the Company may terminate the employment of the Employee with immediate effect at any time and in that event the Company shall pay to the Employee a sum equal to one (1) month salary in full and final settlement of all and any claims the Employee may have against the Company arising from the termination of this Agreement.

12.3	The Employee will cease to accrue holiday, subject to any entitlement under the Working Time Regulations if he has been absent due to sickness, for five (5) consecutive weeks or more.

12.4
If the Employee is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Employee recovers an amount by way of compensation for loss of earnings from that third party, he shall immediately pay that amount to the Company.

12.5
The Company shall be entitled to require the Employee to undergo examinations by a medical adviser appointed or approved by the Company and the Employee authorises the medical adviser and/or will provide such consents as are necessary to disclose to the Company and the Parent the results of such examinations.

13	RESTRICTIONS DURING EMPLOYMENT

13.1
During the continuance of his employment under this Agreement the Employee shall unless prevented by incapacity devote the whole of his working time to the business of the Company and shall not without the prior written consent of the Board:

13.1.1	engage in any other business; or

13.1.2
be concerned or interested in any other business which is or shall be of a similar nature to or competitive with that carried on by the Company or any Group Company or which is a supplier or customer of the Company or Group Company in relation to their goods or services; or

13.1.3
solicit the custom of, canvass, approach or deal with, in competition with the Company or any Group Company, any person (including any company, firm, organisation or other entity) to whom the Company or any Group Company supplies services or goods or with whom the Company or any Group Company is in negotiations or discussions regarding the possible supply of services or goods; or

13.1.4
discourage any such person referred to in clause 13.1.3 above from conducting or continuing to conduct business with the Company or any Group Company on the best terms available to the Company or any Group Company; or

13.1.5
induce or attempt to induce any director or senior employee of the Company or any Group Company and with whom the Employee has material dealings in the course of his employment, to leave the employment of the Company or any Group Company; or

13.1.6	take any steps which impair or might reasonably be thought by the Company, to impair the Employee’s ability to act at all times in the best interests of the Company.

13.2	If the Employee does, with the Board’s written consent, carry out other work, he must notify the Board and the Parent of the number of additional hours he is working.

14	INTELLECTUAL PROPERTY

14.1
The Employee acknowledges and agrees that all Works created by the Employee during the course of his employment are, and shall remain, the exclusive property of the Company and/or any Group Company.  The Employee specifically acknowledges and agrees that he has no interest whatsoever in such Works, including without limitation any interest in know-how, copyrights, patents, trade marks, topographies or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of same.

14.2
The Employee hereby wholly, unequivocally, and irrevocably assigns to the Company and/or any Group Company any and all rights, title, and interest which the Employee has in and to any Works made, created, or improved during the course of employment of the Employee by the Company and/or any Group Company or using the equipment or other resources of the Company and/or any Group Company (collectively referred to in this clause 14 as “Intellectual Property”).

14.3
The Employee will, if so requested by the Company (and at the Company’s expense), execute all such documents as may be necessary to confirm the title of the Company to any rights, interests or other property which belong to the Company by virtue of this clause 14.

14.4	The Employee hereby waives any moral rights which the Employee may have in any Intellectual Property in the Works.

14.5
The Employee further agrees to disclose to the Company, and preserve as strictly confidential, full particulars of any Intellectual Property, and undertakes and agrees to maintain at all times written records pertaining thereto, which records shall be, and shall remain, the sole and exclusive property of the Company.

14.6
All notes, data, tapes, reference items, sketches, drawings, memoranda, records, diskettes and other materials in any way relating to any of the Confidential Information, Intellectual Property, or to the Company’s and/or any Group Company’s business produced by the Employee or coming into the Employee’s possession by or through the Employee’s employment, shall belong exclusively to the Company and/or any Group Company and the Employee agrees to turn over to the Company and/or any Group Company all copies of any such materials in the Employee’s possession or under the Employee’s control, forthwith, at the request of the Company and/or any Group Company or, in the absence of a request, on the termination of the Employee’s employment with the Company.

14.7
The Employee further understands that the provisions of this clause 14 and the Employee’s agreement to same, are of the essence of this Agreement and constitute a material inducement to the Company to enter into this Agreement and that the Company would not have employed the Employee without such inducement.

14.8
The Employee agrees that the provisions of this clause 14 shall be construed independently of any other provision of this Agreement, and the existence of any claim or cause of action the Employee may have against the Company and/or any Group Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company and/or any Group Company of the provisions of this clause 14.

14.9
The Employee acknowledges and agrees that, in the event of his violation of any of the provisions this clause 14, the Company and/or any Group Company shall be entitled to obtain, from an authority of competent jurisdiction, interim and permanent injunctive relief and an account of all profits and benefits that arise out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Company and/or any Group Company may be entitled in law.

14.10	Notwithstanding any other provision of this Agreement this clause 14 shall survive the termination of this Agreement, howsoever caused.

15	CONFIDENTIALITY

15.1
During the course of the Employee’s employment with the Company the Employee has access to information, documentation and associated material which is confidential to the Company and/or any Group Company and customers of the Company and/or Group Company including, but not limited to information which is provided to the Employee in confidence by the Company and/or Group Company including any information relating to the internal affairs of the Company and/or any Group Company. In particular, such information includes, but is not limited to, the following:

15.1.1 trade secrets;

15.1.2 existing and target customer lists and buying habits;

15.1.3 purchase requirements;

15.1.4 pricing and sales information, policies and concepts;

15.1.5 financial information;

15.1.6 business plans, forecasts and market strategies; and

15.1.7 inventions and intellectual property.

Such information is referred to as “Confidential Information”.

15.2
The Employee agrees that he will not (except in the proper course of his duties or where otherwise authorised by the Company in writing) either during or at any time after the termination of his employment reveal or disclose to any person any Confidential Information.

15.3	The Employee agrees that he shall use all reasonable endeavours to prevent the unauthorised publication or disclosure of any Confidential Information.

15.4	The Employee agrees that he shall not use for his own purposes or for any purposes other than those of the Company and its Associated Companies, any Confidential Information.

15.5
The restrictions contained in this clause 16 shall not apply to any Confidential Information which is available to the public generally (other than through a prior disclosure which was itself unauthorised) or to any disclosure required by law to be made, or to any “qualifying disclosure” within the meaning of the Public Interest Disclosure Act 1998.

15.6
The Employee further understands that the provisions of this clause 15 and the Employee’s agreement to same, are of the essence of this Agreement and constitute a material inducement to the Company to enter into this Agreement and that the Company would not have employed the Employee without such inducement.

15.7
The Employee agrees that the provisions of this clause 15 shall be construed independently of any other provision of this Agreement, and the existence of any claim or cause of action the Employee may have against the Company and/or any Group Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company and/or any Group Company of the provisions of this clause 15.

15.8
The Employee acknowledges and agrees that, in the event of his violation of any of the provisions this clause 15, the Company and/or any Group Company shall be entitled to obtain, from an authority of competent jurisdiction, interim and permanent injunctive relief and an account of all profits and benefits that arise out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Company and/or any Group Company may be entitled in law.

15.9	Notwithstanding any other provision of this Agreement this clause 15 shall survive the termination of this Agreement, howsoever caused.

16	DATA PROTECTION

16.1
The Employee acknowledges that the Company will hold personal data relating to the Employee such data will include the Employee’s employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive personal data relating to the Employee’s health, and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with the obligations regarding the retention of Employee/worker records. The Employee’s right of access to such data is as prescribed by law.

16.2
The Employee hereby undertakes and agrees that the Company may process personal data relating to personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisers, to third parties providing products and/or services to the Company, (such as IT systems suppliers, pensions, benefits and payroll administrators) and as required by law. Further, the Employee hereby agrees that the Company may transfer such data to and from any Group Company and may be required to disclose such data by the SEC or the American Stock Exchange. By signing this Agreement, the Employee expressly consents to the collection, transfer and use of such data in accordance with this Clause 16.

17	MONITORING

17.1
The Employee acknowledges that the Company may monitor messages sent and received via email, the Internet and voicemail systems to ensure that the Employee is complying with the Company’s policy for use by its employees of these systems.

18	TERMINATION OF EMPLOYMENT

18.1
The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Employee under clause 2 above) terminate the Agreement with immediate effect and make a payment in lieu of notice. This payment shall comprise the Employee’s basic salary (at the rate payable when this option is exercised) and any bonus, pension contributions or any other benefits and shall be subject to deductions for income tax and national insurance contributions as appropriate (the “Payment in Lieu”). The Employee will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its option to pay in lieu of notice.

18.2
The Payment in Lieu may, at the Company’s sole discretion, be made at the date that the termination of the Employee's employment is effected by the Company. During any such period the Employee is required to keep the Company informed on a monthly basis as to his earnings and the Employee agrees that the Company may deduct any monies he earns as a consultant or employee during that period from the Payment in Lieu.

18.3	The employment of the Employee may be terminated by the Company without notice or payment in lieu of notice if the Employee:

18.3.1	is guilty of any serious misconduct or any other conduct which gives the Company the right to dismiss the Employee summarily; or

18.3.2	commits any serious or repeated breach or non-observance of any of the provisions contained in this Agreement; or

18.3.3	has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

18.3.4	is charged with any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

18.3.5	is disqualified from holding office in another company by reason of an order of a court of competent jurisdiction; or

18.3.6	shall become of unsound mind or become a patient under the Mental Health Act 1983; or

18.3.7	is convicted of an offence under the Criminal Justice Act 1993 in relation to insider dealings or under any other present or future statutory enactment or regulations relating to insider dealings; or

18.3.8	is in breach or violation of the Parent's Code of Conduct and Ethics, Whistleblower Policy or Insider Trading Policy.

18.4	Any delay by the Company in exercising the right to terminate without notice is not a waiver thereof.

19	SUSPENSION AND GARDEN LEAVE

19.1	The Company may suspend the Employee for up to ninety (90) days on full pay to allow the Company to investigate any complaint made against the Employee in relation to his employment with the Company.

19.2
Provided the Employee continues to enjoy his full contractual benefits and receive his pay in accordance with this Agreement, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after the Employee or the Company has given notice of termination to the other, without breaching this Agreement or incurring any liability or giving rise to any claim against it:

19.2.1	exclude the Employee from the premises of the Company and/or the Group;

19.2.2	require the Employee to carry out only specified duties (consistent with his status, role and experience) or to carry out no duties;

19.2.3	announce to any or all of its employees, suppliers, customers and business partners that the Employee has been given notice of termination or has resigned (as the case may be);

19.2.4
prohibit the Employee from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company or the Group until his employment has terminated except to the extent he is authorised to do so by the Board in writing;

19.2.5	require the Employee to resign any directorship of any Group Company to which he may have been appointed by such time;

19.2.6	require the Employee to comply with any other reasonable conditions imposed by the Company.

The Employee will continue to be bound by all obligations (whether express or implied) owed to the Company under the terms of the Agreement or as an employee of the Company.

20	RESIGNATION AND RETURN OF COMPANY PROPERTY

20.1	Upon the termination by whatever means of this Agreement the Employee shall:

20.1.1	promptly resign from any offices that may be held by him in any Group Company without claim for compensation; and

20.1.2
promptly deliver to the Company all credit cards, motor-cars, keys, computer media and other property, in whatever form, of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control.

20.2
If the Employee fails to comply with clause 19.2.5 and 20.1.1 the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

20.3
The Employee shall not without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with the Company or any Group Company (save, if applicable, as shareholder in the Parent).

21	RECONSTRUCTION OR AMALGAMATION

If the employment of the Employee under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Employee is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Employee shall have no claim against the Company or any Group Company in respect of the termination of his employment under this Agreement.

22	RESTRICTIONS

22.1.1	The Employee shall not;

22.1.2
for a period of six (6) months following termination either on his own account or through any other person, so as to compete with the business of the Company or any Group Company, directly or indirectly solicit, interfere with, or endeavour to entice away from the Company or any Group Company, any person who is immediately prior to Completion or has, during the two (2) years preceding termination, been a customer of the Company or any Group Company;

22.1.3
for a period of twelve (12) months following termination, either on his own account or through any other person, directly or indirectly solicit, interfere with, or endeavour to entice away from the Company or any Group Company, any person who is immediately prior to termination or has, during the two (2) years preceding termination, been an employee of the Company or any Group Company.

22.1.4
The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is found by a court of competent jurisdiction to be invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

22.2	The Employee acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company or the Group.

22.3
If the Employee is suspended from work under the provisions of clause 19.2, the Company may, at its sole discretion, agree that the period of time during which the non-competition restriction contained in clause 22 is enforceable, starts to run from the date of the suspension and not from the Termination Date.

23	SEVERABILITY

If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Employee hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

24	THIRD PARTIES

Unless the right of enforcement is expressly granted, it is not intended that a third party other than a Group Company should have the right to enforce the provisions of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

25	NOTICES

25.1
Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by facsimile to the party due to receive such notice at, in the case of the Company, its registered office from time to time and, in the case of the Employee, his address as set out in this Agreement (or such address as he may have notified to the Company in accordance with this clause).

25.2
Any notice delivered personally shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received three (3) days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

26	STATUTORY INFORMATION

The Schedule 1 to this Agreement sets out information required to be given to the Employee by the Employment Rights Act 1996.

27	MISCELLANEOUS

27.1	This Agreement is governed by and shall be construed in accordance with the laws of England, without regard to conflicts of law.

27.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts and agree to only serve proceedings in the High Courts of Justice, Strand London.

27.3
This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Employee by the Company (which shall be deemed to have been terminated by mutual consent).

SCHEDULE 1

Statement Of Particulars Pursuant To The Employment Rights Act 1996

1	The Employee’s period of continuous employment commences on 26 January 2000.

2	The Company operates disciplinary and grievance procedures in accordance with the Employment Act 2002.

3	The Company is not a party to any collective agreement which affects the Employee’s employment.

SCHEDULE 2

Bonus Arrangement

On or before 31 July 2006, the Employee and the Company will agree a bonus scheme linked to his individual performance that will apply as from 1 August 2006.  An on-target bonus of £1,500 per month will be payable for each month, such targets to be set so as to reward the Employee for improving the profitability and revenue of the Company, whilst giving him a realistic chance of reaching them.  Such fixed bonus will be paid monthly in arrears and there shall be no entitlement to receive any bonus once the Employee’s employment has terminated. The Employee and the Company will agree a formula to pay the Employee a reduced bonus if targets are not met and an increased bonus if targets are exceeded.

Signed as a Deed by Swiftnet Limited acting by:
Director
Company Secretary

Signed by JAMES RUANE in the presence of:
Witness signature:
Name:
Address:

Occupation: